Exhibit 10.01

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of December 17, 2012, by and among Super Supplements, Inc., a Washington corporation (“Seller”), John Wurts, an individual resident in the State of Washington and the sole shareholder of Seller (the “Shareholder”), Vitamin Shoppe Mariner, Inc., a Delaware corporation (“Buyer”), and, solely with respect to Sections 11.1, 11.3, 11.5, 11.6, 11.7, 11.8 and 11.17, Vitamin Shoppe, Inc., a Delaware corporation and the sole stockholder of Buyer (“Parent”).

BACKGROUND

WHEREAS, Seller operates a chain of 31 retail locations and one headquarters / distribution center that sell vitamins, minerals, herbs, specialty supplements, sports nutrition and other health, wellness and personal care products and also sells such products directly through its website;

WHEREAS, subject to the terms and conditions of this Agreement, Seller wishes to sell the Acquired Assets and transfer the Assumed Liabilities to Buyer, and Buyer wishes to purchase the Acquired Assets and assume the Assumed Liabilities from Seller; and

WHEREAS, Shareholder owns all of the issued and outstanding shares of Seller and would benefit from the consummation of the transactions contemplated by this Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I.

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings set forth below:

“Acquired Assets” means all right, title and interest in and to all of the assets of Seller related to, or otherwise used in connection with or held for the benefit of the operation of the Business, including, without limitation, all: (a) Real Property Leases, together with all security deposits related thereto; (b) Inventory; (c) Other Tangible Personal Property; (d) Intellectual Property, and all copies and tangible embodiments (in whatever form or medium) thereof, and any past, present or future claims or causes of actions arising out of or related to any infringement, dilution, misappropriation or other violation thereof; (e) Acquired Contracts; (f) cash and cash equivalents located at Seller’s retail locations immediately prior to Closing (i.e., “till” or “drawer” cash); (g) prepaid expenses, claims, prepayments, refunds (not including refunds of Excluded Taxes), causes of action, rights of recovery, rights of set-off and rights of recoupment; (h) all accounts receivable, including, without limitation, all notes, guest, customer, vendor and other receivables; (i) those state name reservations/registrations as shall be agreed between Buyer and Seller; (j) Records; (k) goodwill; (l) to the extent transferable, all warranties, indemnities and guarantees with respect to any of the foregoing; provided, however, that, notwithstanding the foregoing, the Acquired Assets do not include any Excluded Assets.

“Acquired Contracts” means all agreements, contracts, leases, licenses and other arrangements related to, or otherwise used in connection with or held for the benefit of the operation of the Business that are set forth on Schedule 1.1, and all rights, privileges and claims thereunder. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, and subject to Seller’s prior written consent, not to be unreasonably withheld, delayed or conditioned, Buyer may revise Schedule 1.1 to include in, or exclude from, the definition of Acquired Contracts any agreement, contract, lease or other arrangement related to, or otherwise used in connection with or held for the benefit of the operation of the Business.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person is deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Assumed Liabilities” means: (a) those Liabilities specifically as set forth on Schedule 1.2; and (b) the obligations under the Acquired Contracts arising from the ownership or operation of the Business following the Closing.

“Bill of Sale” means, collectively, the Bill of Sale, Assignment and Assumption Agreement to be entered into at the Closing by Buyer and Seller and the Bill of Sale to be entered into at the Closing by Seller in favor of Buyer, in substantially the forms attached as Exhibit A.

“Board” means the Board of Directors of the Seller.

“Business” means the business of operating a chain of 31 retail locations that sell vitamins, minerals, herbs, specialty supplements, sports nutrition and other health, wellness and personal care products and also selling such products directly through its website.

“Business Day” means a day other than a Saturday, a Sunday or another day on which commercial banking institutions in New York, New York or Seattle, Washington are authorized or required by Legal Requirements to be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state law, each as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Confidential Information” means any information concerning the Business and affairs of Seller that is not already generally available to the public.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated April 25, 2012, between Vitamin Shoppe Industries, Inc. and Seller.

“Damages” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Orders, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses and fees, including, without limitation, court costs and attorneys’ fees and expenses.

“Debt” means: (a) indebtedness for borrowed money; (b) indebtedness secured by any Lien on property owned by Seller or on any Acquired Asset other than Permitted Liens; (c) indebtedness evidenced by notes, bonds, debentures, outstanding checks, bankers’ acceptances or similar instruments; (d) capital leases, including, without limitation, all amounts representing the capitalization of rentals in accordance with GAAP; (e) “earnouts” and similar payment obligations; (f) obligations under letters of credit; (g) advances under factoring agreements; (h) other obligations and Liabilities that accrue interest or similar charges (other than trade payables incurred in the ordinary course of the Business consistent with past practice); (i) guarantees with respect to liabilities of a type described in any of clauses (a) through (h) above; and (j) interest, penalties, premiums, fees and expenses related to any of the foregoing. For the avoidance of doubt, Acquired Contracts, Real Property Leases and the obligations thereunder shall not constitute “Debt.”

“Disclosure Schedule” means the disclosure schedule attached to this Agreement that sets forth the exceptions to the representations and warranties contained in Article III and certain other information called for by this Agreement.

“Employee Benefit Plan” means: (a) any “employee benefit plan” (as defined in Section 3(3) of ERISA); (b) all specified fringe benefit plans as defined in Section 6039(D) of the Code; (c) all cafeteria plans as defined in Section 125 of the Code; and (d) any other employee benefit plan, program or arrangement of any kind, including, without limitation, bonus plans, employment, consulting, change-in-control, commissions or other compensation agreements, incentive, equity or equity-based compensation, or deferred compensation arrangements, security purchase, severance pay, sick leave, vacation pay, paid time off, salary continuation, disability, hospitalization, medical insurance, life insurance, and scholarship programs.

“Environmental Laws” means any Legal Requirement, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including, without limitation, ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Substances; including, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means each entity that is treated as a single employer with Seller for purposes of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA.

“Escrow Agent” means Wilmington Trust, N.A., or any other successor as determined under the Escrow Agreement.

“Escrow Agreement” means the escrow agreement by and among Seller, Shareholder, Buyer and Escrow Agent, in substantially the form attached as Exhibit B.

“Escrow Fund” shall mean the Escrow Amount held by the Escrow Agent in accordance with this Agreement and the Escrow Agreement together with all interest on or other taxable income, if any, earned from the investment of the Escrow Amount.

“Escrow Termination Date” shall mean the date that is the eighteen (18) month anniversary of the Closing Date.

“Excluded Assets” means: (a) all cash and cash equivalents, other than the cash specifically included under Acquired Assets; (b) any of the rights of Seller or Shareholder under any Transaction Document; (c) any of the rights of Seller under any Excluded Contract; (d) Seller’s records relating to organization, maintenance and existence of Seller as a corporation, namely, Seller’s (i) articles of incorporation and bylaws, (ii) qualifications to conduct business as a foreign corporation, (iii) taxpayer and other identification numbers, (iv) minute books, (v) stock records, (vi) Tax records (provided that Seller shall provide Buyer at Closing with copies of Seller’s Tax records relating to the Acquired Assets and the Business for the last three (3) taxable years), (vii) books of account and (viii) corporate seals; (e) any records that Seller, pursuant to Legal Requirements, is not permitted to transfer or is required to retain in its possession (provided that copies of any such records that are not “Excluded Assets” by another subsection of this definition will, to the extent permitted by Legal Requirements, be provided to Buyer at Closing); (f) those authorizations of Governmental Entity authorizations and approvals and pending applications or renewals of governmental obligations that are nonassignable in accordance with their terms, all of which are listed on Schedule 3.23 and identified as non-transferrable; (g) all Insurance Policies and rights thereunder; and (i) the other assets set forth on Schedule 1.3.

“Excluded Contract” means any contract, agreement or understanding that is not an Acquired Contract, including, without limitation, each of those contracts, agreements and understandings set forth on Schedule 1.4. Notwithstanding anything to the contrary in this Agreement, prior to the Closing, and subject to Seller’s prior written consent, not to be unreasonably withheld, delayed or conditioned, Buyer may revise Schedule 1.4 to include in, or exclude from, the definition of Excluded Contracts any agreement, contract, lease or other arrangement related to, or otherwise used in connection with or held for the benefit of the operation of the Business.

“Excluded Liabilities” means any Liabilities of Seller, Shareholder or any of their respective Affiliates, or the Business, other than the Assumed Liabilities, including, without limitation: (a) any Liability resulting from, arising out of, relating to, in the nature of or caused by any breach of contract, breach of warranty, tort, infringement, workers’ compensation claim, customer warranty claim, violation of Legal Requirement or environmental matter, including without limitation, those arising under Environmental Laws; (b) any Liability for Excluded Taxes; (c) any Liability to indemnify any Person by reason of the fact that the Person was a partner, manager, trustee, director, officer, employee or agent of Seller or any of its Affiliates or was serving at the request of any such Person as a partner, manager, trustee, director, officer, employee or agent of another Person; (d) any Liability for costs and expenses incurred by or on behalf of Seller or Shareholder in connection with this Agreement and the Transaction, regardless of whether such amounts are paid prior to, at or following Closing; (e) any Liability under this Agreement or any other Transaction Document; (f) any Liability resulting from, arising out of, relating to, in the nature of, or caused by any Excluded Asset; (g) any Liability resulting from, arising out of, relating to, in the nature of or caused by any Excluded Contract; (h) any Debt; (i) any Liability for compensation, salary, wages, commissions, vacation, paid-time-off or any other Liability under or connected with any Employee Benefit Plan, other than such Liabilities specifically designated as Assumed Liabilities; (j) any notes payable or other similar Liabilities to any officer or employee of Seller; (k) any Liability related to matter required to be disclosed on Schedule 3.15 of the Disclosure Schedule, and (l) any Unclaimed Property.

“Excluded Taxes” means any (a) Taxes imposed on or payable by Seller, Shareholder or any of their Affiliates for any taxable period; (b) Taxes imposed on or with respect to the Business or the Acquired Assets for any taxable period (or portion thereof) ending on or before the Closing Date, including, for the avoidance of doubt, any Taxes imposed on Buyer as a result of waiving compliance with any applicable bulk sales laws pursuant to Section 6.6; (c) Taxes (other than Transfer Taxes) imposed on or with respect to the sale of the Acquired Assets pursuant to Section 2.1 or any transaction in anticipation of such sales; (d) Transfer Taxes for which Seller is responsible pursuant to Section 10.5; (e) Taxes for which the Seller is responsible pursuant to Section 10.2; and (f) Liability of Seller, Shareholder or any of their Affiliates for Taxes of any other Person by reason of contract, assumption, transferee liability, being a member of an affiliated, consolidated, combined or unitary group, operation of law or otherwise.

“Final Net Working Capital” means the definitive Closing Net Working Capital agreed to by Buyer and Seller or the definitive Closing Net Working Capital resulting from the determinations made by an Independent Accountant, in accordance with Section 2.3(b)(iii).

“GAAP” means United States generally accepted accounting principles, as established by the Financial Accounting Standards Board, as in effect from time to time.

“Governmental Entity” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature; (d) multi-national organization or body; or (e) Person exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or Taxing Authority or similar power of any nature.

“Hazardous Substance” means any chemical, material or substance in any form, whether solid, liquid, gaseous, semisolid or any combination thereof, whether waste material, raw material, chemical, finished product, byproduct or any other material or article, that is listed or regulated under applicable Environmental Laws as a “hazardous” or “toxic” substance or waste, or as a “contaminant,” or is otherwise listed or regulated under applicable Environmental Laws because it poses a hazard to human health or the environment; including, without limitation, hazardous substances as defined in CERCLA, petroleum products, byproducts or derivatives thereof, asbestos, urea formaldehyde foam insulation and lead-containing paints or coatings.

“Indemnified Party” means a party who is seeking indemnification under Article VIII.

“Indemnifying Party” means a party from whom indemnification is being sought under Article VIII.

“Intellectual Property” means all domestic and foreign intellectual property and proprietary rights, including, without limitation, all of the following: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, internet domain names, websites, website addresses and universal resource locators (URLs), telephone and facsimile numbers and brand names (whether or not registered), together with all translations, adaptations, derivations and combinations thereof and including, without limitation, all goodwill of the Business connected with the use thereof and symbolized thereby, and all applications, registrations and renewals in connection therewith; (c) works of authorship (whether or not published), copyrights, and all applications, registrations and renewals in connection therewith; (d) mask works, industrial designs and all applications, registrations and renewals in connection therewith; (e) trade secrets and business information (including, without limitation, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists and information, pricing and cost information, and business and marketing plans and proposals); and (f) Software, and all electronic data, databases, and data collections.

“Inventory” means all of the inventory of products, merchandise, goods or other items that are formulated, labeled or otherwise intended for use, sale or offer for sale in connection with the Business, owned by Seller, whether in transit to or from Seller and whether in Seller’s warehouse, distribution facility, stores, outlets, held by any third parties, in transit, or otherwise, which has not been shipped to a customer, whether or not reflected on the books and records of Seller (it being agreed that Inventory shall be calculated and valued in accordance with GAAP for purposes of Section 2.3(b)).

“Latest Balance Sheet” means Seller’s most recent unaudited balance sheet included in the Financial Statements.

“Legal Requirement” means any law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, treaty, rule, regulation, ruling, determination, charge, direction or other restriction of an arbitrator or Governmental Entity.

“Liability” means any liability or obligation of any kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including, without limitation, any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, assessment, deed of trust, lease, adverse claim, levy, restriction on transfer, any conditional sale or title retention agreement or other security interest, and any easement, encroachment, building or use restriction and other title defect or encumbrance.

“Material Adverse Effect” means any fact, event, series of events, change, effect or circumstance that, individually or in the aggregate with other facts, events, series of events, changes, effects or circumstances, has had or is reasonably likely to have a material adverse effect on either (a) the ability of Seller or Shareholder to consummate the Transactions or perform their respective obligations under this Agreement or any other Transaction Document, or (b) the Business, results of operations, assets, Liabilities or financial condition or prospects of Seller; provided, however, that, solely with respect to this clause (b), in no event shall any of the facts, events, series of events, changes, effects or circumstances resulting from or relating to the following, either alone or in combination, constitute a Material Adverse Effect, or be taken into account in determining whether there has been a Material Adverse Effect: (i) any change in economic or financial conditions generally; (ii) any change in GAAP after the date hereof; (iii) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or any earthquakes, hurricanes or other natural disasters; (iv) any change in the financial, banking, credit, securities, or commodities markets, the economy in general or prevailing interest rates of the United States or any other jurisdiction, where Seller has operations or significant revenues; or (v) any changes in any Legal Requirements or the interpretation thereof after the date hereof, except, in each case, to the extent that such change has had, or is reasonably likely to have, a disproportionate effect on the Business or the Seller, taken as a whole, relative to other Persons in its industry.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity.

“Other Tangible Personal Property” means all fixed assets and other tangible personal property, other than Inventory, including, without limitation, all machinery, equipment, furniture, furnishings, fixtures, signage, automobiles, trucks, trailers, other vehicles, tools, parts and spare parts, systems, servers, hardware, computers, point of sale equipment, advertising, marketing and promotional materials and inventory management equipment, together with any transferable express or implied warranty of any Person covering any item or component part thereof, rights of return, or rebate rights relating to the foregoing.

“Outside Date” means December 31, 2012.

“Permitted Liens” means: (i) statutory Liens for current Taxes that are not due and payable as of the Closing Date and statutory Liens of landlords; (ii) Liens of carriers, warehouse persons, mechanics and material persons and other Liens imposed by Legal Requirements incurred in the ordinary course of business for sums (x) not yet due and payable or (y) being contested in good faith, if a reserve or other provision, if any, as shall be required by GAAP shall have been made therefor on the Financial Statements; (iii) easements, rights-of-way, restrictions on use and transfer or other restrictions included in the terms of Real Property Leases; (iv) and other similar charges or other Liens on or affecting any Leased Real Property and set forth on Schedule 1.5 (in the case of each of clauses (i), (ii), (iii) and (iv) which have not, as of the Closing Date, materially interfered with the ordinary conduct of business of Seller or the Business); and (v) the subleases of the Leased Real Property set forth on Schedule 3.14(a).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or entity, any other business entity, an estate, a labor union or a Governmental Entity.

“Records” means, the following written materials, data and records (in whatever form or medium) to the extent in existence and the possession or control of Seller relating to the Business and that are not Excluded Assets: (i) business records, including, without limitation, customer lists and records and transportation and logistics records; (ii) equipment logs; (iii) service, warranty and claim records; (iv) records relating to the Inventory; (v) maintenance records and other documents relating to the Leased Real Property, Intellectual Property, and the Other Tangible Personal Property; (vi) information demonstrating compliance with Legal Requirements; (vii) operating procedures, guides and manuals; (viii) training manuals (ix) compliance calendars; (x) logins/passwords for government on-line registries; (xi) all personnel files for the Hired Employees, except to the extent that any transfer or assignment is prohibited by applicable Legal Requirements; (xii) financial records; (xiii) all customer and supplier lists, information, databases, account lists, call data, sales history, call notes; (xiv) all other documents used in the Business, including, without limitation, those related to products, marketing, advertising and promotional materials; and (xv) those related to any of the Acquired Assets or Assumed Liabilities.

“Representatives” means, with respect to any Person, such Person and its Affiliates and their respective managers, officers, directors, employees, investment bankers, financial advisors, attorneys, accountant or any other representative, agent, consultant or advisor.

“Seller’s Knowledge” means the knowledge of each of John Wurts, Jim Sweeney, Bryan Harris, Daniel Eiben, Al Briscoe and Kyle Faino, in each case, after due inquiry and reasonable investigation of applicable personnel and Representatives with knowledge of, or familiarity with, the matter in question.

“Software” means (i) software, firmware, middleware and computer programs, including, without limitation, any and all software implementations of algorithms, models and methodologies, whether in source code, object code, executable or binary code, (ii) descriptions, flow-charts and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, and (iii) all documentation, including, without limitation, programmers’ notes and source code annotations, user manuals and training materials relating to any of the foregoing, including any translations thereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other Person of which an aggregate of more than 50% of the outstanding voting stock, partnership interests, membership interests or other ownership interests are at any time directly or indirectly owned by such Person, by one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Target Net Working Capital” means $8,484,000.00.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property (including special assessments), personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind, including any interest, penalty or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes (including any schedule or attachment thereto) and any amendment thereof.

“Taxing Authority” means the United States Internal Revenue Service and any other Governmental Entity responsible for the administration of any Tax.

“Transaction” means the sale of the Acquired Assets, the assumption of the Assumed Liabilities, the payment of the Purchase Price, and all other matters related to the herein described transaction.

“Transaction Documents” means this Agreement, the Escrow Agreement and the Bill of Sale.

“Treasury Regulations” means the rules and regulations promulgated under the Code.

“Unclaimed Property” means all abandoned or unclaimed property reportable under any state or local unclaimed property, escheat or similar Legal Requirement where the dormancy period elapsed prior to the Closing Date.

Term	Section
Agreement	Recitals
Allocation Schedule	2.5
Alternative Transaction	6.3
Appraisal	2.5
Appraiser	2.5
Business Employees	3.19(a)
Buyer	Recitals
Buyer Obligations	11.17
Closing	2.4
Closing Date	2.4
Closing Net Working Capital	2.3(b)(i)
Closing Purchase Price	2.3(a)
Commercially Available Software	3.13(e)

Term	Section
Courts	11.6
Escrow Account	2.3(c)
Escrow Amount	2.3(a)
Financial Statements	3.6
Fundamental Representations	8.1(a)(i)
Hazel Dell Construction Project	7.15
Hired Employee	7.5(a)
Indemnification Claim	8.5(a)
Independent Accountant	2.3(b)(iii)
Insurance Policies	3.17
Inventory Advance	2.3(a)
IT Assets	3.13(f)
Leased Real Property	3.14(a)
Nonfundamental Claim	8.4(a)
Objection Notice	2.3(b)(ii)
Objection Period	2.3(b)(ii)
Other Bidders	6.3
Parent	Recitals
Permits	3.23
Purchase Price	2.3(a)
Purchase Price Adjustment Statement	2.3(b)(i)
Real Property Leases	3.14(a)
Reporting Party	3.11
Safety Notice	3.10(c)
Scheduled Contracts	3.18(a)
Seller	Recitals
Shareholder	Recitals
Straddle Period	10.1
Tax Proceeding	10.4
Third Party Claim	8.6(a)
Transfer Taxes	10.5
Unreleased Guarantee	7.12
WARN Act	7.5(a)

ARTICLE II.

PURCHASE AND SALE OF ACQUIRED ASSETS

2.1 Purchase and Sale of Acquired Assets. Subject to the terms and conditions of this Agreement, Buyer will purchase the Acquired Assets from Seller, and Seller will sell, transfer, assign and deliver the Acquired Assets to Buyer, free and clear of all Liens (other than Permitted Liens) and Debt at the Closing.

2.2 Assumption of Assumed Liabilities. Subject to the terms and conditions of this Agreement, Buyer will assume from Seller and become responsible for all Assumed Liabilities at the Closing. Buyer will not assume from Seller or have any responsibility with respect to the Excluded Liabilities or any other Liability of Seller or Shareholder not included within the definition of Assumed Liabilities.

2.3 Purchase Price.

(a) Purchase Price; Satisfaction of Debts and Liens. The aggregate consideration for the Acquired Assets shall be $50,000,000.00 (the “Closing Purchase Price,” and, as adjusted pursuant to Sections 2.3(b), the “Purchase Price”). At the Closing and subject to the conditions set forth in this Agreement, the Closing Purchase Price will be paid as follows: (i) Buyer will deliver to Seller, by wire transfer or delivery of other immediately available funds to an account designated in writing by Seller, an amount equal to the Closing Purchase Price, less (ii) any amounts necessary to repay any Debt, pay fees and expenses or satisfy Liens as contemplated by the following sentence that have not been paid in full prior to Closing, less (iii) an escrow deposit of $5,000,000.00 (the “Escrow Amount”). Prior to or at the time of Closing, Seller shall satisfy in full or terminate: (x) all of the Debt (other than trade accounts payable and Assumed Liabilities) of Seller or otherwise relating to the Business or any of the Acquired Assets as of the Closing Date; (y) all fees and expenses owing by Seller in connection with the Transaction; and (z) all Liens (other than Permitted Liens) against the Business or any of the Acquired Assets. All such satisfactions or terminations will be made pursuant to payoff letters, invoices or termination agreements delivered by Seller to Buyer in form and substance reasonably satisfactory to Buyer.

(b) Net Working Capital Adjustment.

(i) As promptly as reasonably practicable after the Closing, but no later than ninety (90) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller a statement (the “Purchase Price Adjustment Statement”) setting forth and certifying Buyer’s calculation of the Final Net Working Capital as of the Closing Date, calculated in accordance with Schedule 2.3(b) (the “Closing Net Working Capital”).

(ii) If Seller disagrees with Buyer’s calculation the Closing Net Working Capital set forth on the Purchase Price Adjustment Statement, Seller may, within thirty (30) days after delivery of the Purchase Price Adjustment Statement (the “Objection Period”), deliver a written notice to Buyer setting forth Seller’s objection thereto and Seller’s calculation of such amount (such notice, the “Objection Notice”). Any Objection Notice shall specify in reasonable detail those items or amounts as to which Seller disagrees, and Seller shall be deemed to have agreed with all other items and amounts contained in the Purchase Price Adjustment Statement and the calculation of Closing Net Working Capital as set forth therein. If Seller does not deliver an Objection Notice within the Objection Period, Seller shall be deemed to have agreed with all items and amounts contained in the Purchase Price Adjustment Statement and the calculation of Closing Net Working Capital as set forth therein, and the Closing Net Working Capital as set forth in the Purchase Price Adjustment Statement shall be conclusive and binding on the parties hereto.

(iii) If Seller delivers an Objection Notice within the Objection Period, Buyer and Seller shall, during the thirty (30) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts. If the parties resolve all disputes, the computation of Final Net Working Capital reflecting the resolution of the dispute, shall be conclusive and binding on the parties hereto. If Buyer and Seller cannot reach agreement within such thirty (30) day period (or such longer period as they may mutually agree in writing), then either shall have the unilateral right to request that the matter be referred to an Independent Accountant on behalf of both Buyer and Seller. The Independent Accountant may conduct such proceedings as it reasonably considers appropriate and shall be instructed to, within thirty (30) days following its engagement, deliver to Buyer and Seller a written report setting forth its determination of the Final Net Working Capital. The Independent Accountant shall act as an expert and not as an arbitrator to determine only the specific items under dispute by Seller and Buyer. In making its determination, the Independent Accountant shall consider only those items or amounts in the Purchase Price Adjustment Statement and Buyer’s calculation of Closing Net Working Capital as to which Seller has disagreed. The decision of the Independent Accountant shall include a statement of the Independent Accountant’s determination of each disputed item and a statement of the Final Net Working Capital reflecting the Independent Accountant’s determination of all disputed items, shall be set forth in a written report delivered to Seller and Buyer and shall be conclusive and binding on the parties hereto. In resolving any disputed item, the Independent Accountant shall be bound by the provisions of this Agreement (including, without limitation, Schedule 2.3(b)) and may not assign a value to any item greater than the greatest value for such item or less than the smallest value for such item claimed by either Buyer or Seller, as applicable. For purposes of this Section, an “Independent Accountant” means Grant Thornton LLP or such other independent accounting firm of recognized national standing in the United States as may be mutually agreed upon by Buyer and Seller in writing (such agreement not to be unreasonably withheld, delayed or conditioned by Seller or Buyer).

(iv) In connection with the resolution of any dispute under this Section 2.3, each of Buyer and Seller shall pay its own legal and accounting fees and expenses and the fees and expenses of the Independent Accountant shall be allocated equally between Buyer, on the one hand, and Seller, on the other hand.

(v) Within five (5) Business Days of the date on which the Final Net Working Capital becomes final pursuant to Section 2.3(b)(ii) or 2.3(b)(iii), as applicable, (x) if the Final Net Working Capital exceeds the Target Net Working Capital, Buyer shall pay to Seller such excess by wire transfer of immediately available funds to an account or accounts designated by Seller; and (y) if the Target Net Working Capital exceeds the Final Net Working Capital, then Seller shall pay to Buyer such excess by wire transfer of immediately available funds to an account or accounts designated by Buyer.

(c) Escrow Account. The Escrow Amount shall be held in an escrow account (the “Escrow Account”) and distributed in accordance with the terms of the Escrow Agreement. Upon the Escrow Termination Date, the remaining balance of the Escrow Fund (net of all amounts necessary to satisfy any pending claims that were made in accordance with the terms of the Escrow Agreement) shall promptly be paid from the Escrow Fund to the Seller; provided, however, that the Escrow Fund shall not terminate with respect to any amount which is necessary to satisfy any unsatisfied claims specified in any notice delivered to the Escrow Agent and the Seller or prior to the Escrow Termination Date. As soon as all such claims have been resolved, the Escrow Agent shall deliver the remaining portion of the Escrow Fund not required to satisfy such claims to Seller. The parties agree that the Escrow Amount will be treated as an installment obligation for purposes of Section 453 of the Code; provided, however, that nothing herein shall prohibit Seller from filing an election pursuant to Section 453(d) of the Code with respect to the Transaction.

2.4 The Closing. The effective time and date for closing the Transaction (the “Closing”) shall be on December 31, 2012, provided that all of the conditions set forth in Article V have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or such other date and/or time as may be agreed upon by the parties (the “Closing Date”). The Closing shall take place by electronic or facsimile exchange of documents, provided that originals of any Closing documents shall be delivered as applicable in advance to be held in escrow by the receiving party pending the effectiveness of the Closing.

2.5 Allocation of Purchase Price. The Purchase Price (taking into account any adjustments thereto), plus the amount of the Assumed Liabilities included in the amount realized on the sale of the Acquired Assets for United States federal income tax purposes, shall be allocated among the Acquired Assets in accordance with Section 1060 of the Code (or any comparable provision of state, local or foreign Legal Requirements). The parties have tentatively agreed to the allocation set forth on Schedule 2.5 (the “Allocation Schedule”); provided that Seller and Buyer acknowledge and agree that (a) Buyer will retain a nationally recognized independent licensed appraiser (the “Appraiser”) to value the individual assets comprising the Acquired Assets (such valuation, the “Appraisal”) and (b) Buyer shall not be bound by the Allocation Schedule to the extent it is inconsistent with the Appraisal. Seller shall reasonably cooperate with the appraisal process, including responding to any reasonable requests for information from the Appraiser, and shall be entitled to receive, review and respond to draft reports prior to completion of the Appraisal. Buyer shall direct the Appraiser to consider in good faith any comments of Seller on any draft reports, provided the Appraiser shall retain the ultimate discretion and authority with respect to the Appraisal. Buyer shall deliver a copy of the Appraisal to Seller upon completion. Buyer, Seller, Shareholder and their respective Affiliates shall report the purchase and sale of the Acquired Assets on all relevant Tax Returns, including IRS Form 8594 and any amendments thereto, consistent with the Allocation Schedule unless the allocation is inconsistent with the Appraisal, in which case, Buyer shall file its Tax Returns consistent with the Appraisal and Seller may file its Tax Returns consistent with the Allocation Schedule or the Appraisal. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the allocation reported on their respective Tax Returns unless required to do so by Legal Requirements; provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Taxing Authority based upon or arising out of the Allocation Schedule or the Appraisal and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Taxing Authority challenging the Allocation Schedule or the Appraisal.

2.6 Withholding. Except to the extent the parties have agreed pursuant to Section 6.6 to waive compliance with bulk sales laws requiring withholding, Buyer shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any and all amounts otherwise payable pursuant to this Agreement any amount required to be deducted and withheld under applicable Legal Requirements. Buyer shall timely pay over to the relevant Governmental Entity any amounts so deducted and withheld, and any such amounts shall be treated for all purposes under this Agreement as having been paid to Seller or such other Person in respect of which such deduction and withholding was made by Buyer.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

OF SELLER AND SHAREHOLDER

Except as set forth on the Disclosure Schedule, Seller and Shareholder hereby represent and warrant to Buyer as follows:

3.1 Organization, Power and Authorization. Seller is a corporation, duly organized and validly existing under the laws of the State of Washington. Seller is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, which jurisdictions are set forth on Schedule 3.1 of the Disclosure Schedule, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. Seller has the organizational power to carry on the business in which it is engaged (including, without limitation, the Business) and to own and use the properties owned and used by it. Each of Seller and Shareholder has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party. The execution, delivery and performance by Seller of each Transaction Document to which it is a party has been duly and validly authorized by all necessary corporate action including, as necessary, the consent of Shareholder.

3.2 Binding Effect and Noncontravention.

(a) This Agreement has been duly executed and delivered by each of Seller and Shareholder and constitutes, and each other Transaction Document to which Seller or Shareholder is a party when executed and delivered will constitute, a valid and binding obligation of Seller and Shareholder, as applicable, enforceable against Seller and Shareholder, as applicable, in accordance with its terms except as such enforceability may be limited by: (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally; and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b) The execution, delivery and performance by each of Seller and Shareholder of the Transaction Documents to which it is a party does not and will not: (i) violate any provision of Seller’s articles of incorporation, bylaws or equivalent organizational documents; (ii) violate any Legal Requirement to which Seller or Shareholder is subject; (iii) except as set forth on Schedule 3.2(b)(iii) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under, or result in the loss or impairment of any material rights under any agreement, contract, lease, license, instrument or other arrangement to which Seller or Shareholder is a party or by which Seller or Shareholder is bound or to which Seller’s or Shareholder’s assets are subject; (iv) result in the creation of any Lien on any of the Acquired Assets; or (v) except as set forth on Schedule 3.2(b)(v) of the Disclosure Schedule, require any authorization, consent, approval or notice by or to any Governmental Entity or other Person. In furtherance and not limitation of the foregoing, Shareholder represents and warrants that he has sole and absolute power and authority to execute, deliver and perform this Agreement and the other Transaction Documents without the consent or approval of, notice to, or requirement to pay his former spouse.

3.3 Brokers. Except as set forth on Schedule 3.3 of the Disclosure Schedule, neither Seller nor Shareholder has retained any broker in connection with the Transaction. Buyer will not have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the Transaction by reason of any action taken by or on behalf of Seller or Shareholder.

3.4 Capitalization. Shareholder holds of record, owns beneficially and has good and marketable title to all of the issued and outstanding shares of Seller. Such shares have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in contravention of any pre-emptive rights. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Seller to issue, sell or otherwise cause to become outstanding any shares of Seller. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of the shares of Seller or granting to any Person other than Shareholder any governance rights with respect to Seller.

3.5 No Subsidiaries. Seller does not currently have, and has not had in the past, any Subsidiary nor any investment, equity or ownership interest (whether controlling or not) of any kind in any other Person. Seller is not engaged in any joint venture or partnership with any other Person.

3.6 Financial Statements, Etc.

(a) Seller has delivered the following financial statements (collectively, the “Financial Statements”) to Buyer: (i) Seller’s audited balance sheet and related statements of income, owner’s equity and cash flows as of and for the fiscal years ended December 31, 2009, 2010, and 2011, together with all related notes and schedules thereto, and the report of Seller’s independent accounting firm, Clothier & Head, P.S., thereon; and (ii) Seller’s unaudited balance sheet and related statements of income and cash flows as of and for the eleven months ended November 30, 2012. The Financial Statements were prepared in accordance with the books of account and other financial records of Seller, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of Seller as of such dates and the results of its operations and its cash flows for the periods specified; provided, however, that the Financial Statements described in Section 3.6(a) are subject to normal and recurring year-end adjustments and lack footnotes and other presentation items, the effect of which are not, individually or in the aggregate, material.

(b) Schedule 3.6(b) sets forth a list of all Debt of Seller or otherwise related to the Business as of the date of this Agreement.

(c) Except as set forth on Schedule 3.6(c), all books, records and accounts of Seller are accurate and complete and are maintained in accordance with good business practice and all applicable Legal Requirements. Seller maintains systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with Seller’s accounting policies, including, without limitation, internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with Seller’s accounting policies and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences. There are no material weaknesses or significant deficiencies in any of Seller’s internal controls.

3.7 Absence of Undisclosed Liabilities. There are no Liabilities of or relating to Seller, the Business or the Acquired Assets, other than: (i) Liabilities reflected or reserved against in the Financial Statements or the Final Net Working Capital, (ii) Liabilities that have arisen after the Latest Balance Sheet in the ordinary course of the Business; (iii) Liabilities for the performance or payment of executory obligations under any of the Acquired Contracts, including, without limitation, the Real Property Leases; provided that such Liabilities do not arise from any breach or default by Seller or Shareholder under such Acquired Contracts; (iv) Liabilities incurred in connection with this Agreement and the transactions contemplated hereby; and (v) the Excluded Liabilities.

3.8 Subsequent Events. Since December 31, 2011:

(a) (i) there has not been any event or occurrence which has had or could reasonably be expected to have a Material Adverse Effect; and (ii) except as set forth on Schedule 3.8(a) of the Disclosure Schedule, Seller has conducted the Business in the ordinary course consistent with past practice.

(b) except as set forth on Schedule 3.8(b) of the Disclosure Schedule, Seller has not taken or failed to take any action through the date hereof that if taken or failed to be taken following the date hereof would have required the consent of, or notice to, Buyer under Section 6.1 of this Agreement.

3.9 Title to Assets; Vehicles; No Escheatment Liability.

(a) Seller has good and marketable title to, or a valid leasehold interest in, the assets used in the conduct of the Business, reflected on the Latest Balance Sheet, or acquired since the date thereof, including, without limitation, all of the Acquired Assets, free and clear of all Liens (other than Permitted Liens) and Debt, except for (a) Liens and Debt to be satisfied in full, released and terminated prior to the Closing as contemplated by Section 2.3, (b) Inventory disposed of in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet, and (c) the Excluded Assets. Without limiting the generality of the foregoing, Seller has, and will transfer to Buyer at Closing, and immediately following the Closing Buyer will have, good and marketable title to all of the Acquired Assets, free and clear of all Debt and Liens (other than Permitted Liens and any Assumed Liabilities related to the Acquired Assets), subject, as applicable, to the receipt of the authorizations, consents and approvals set forth on Schedule 3.2(b) of the Disclosure Schedule.

(b) Schedule 3.9(b) of the Disclosure Schedule contains a true, complete and correct list of all vehicles and equipment owned by Seller where the ownership of such vehicle or equipment is evidenced by a certificate of title.

(c) Seller has (i) filed or caused to be filed with the appropriate Governmental Entity all reports required to be filed with respect to any material Unclaimed Property and has remitted to the appropriate Governmental Entity all material Unclaimed Property required to be remitted, or (ii) delivered or paid all material Unclaimed Property to its original or proper recipient. No material asset or property, or material amount of assets or properties, included in the Acquired Assets is escheatable to any Governmental Entity under any applicable Law, including uncashed checks to vendors, customers, or employees, non-refunded over payments, or credits. At Closing, Seller’s maximum Liability in respect of outstanding gift cards shall not exceed $80,000.00, and any Liabilities in excess thereof shall not be Assumed Liabilities and shall be Excluded Liabilities.

3.10 Compliance With Laws.

(a) Seller has complied in all material respects with all applicable Legal Requirements and, except as set forth on Schedule 3.10(a) of the Disclosure Schedule, no action, suit, proceeding, hearing, charge, complaint, claim, demand or notice has been filed or commenced against Seller alleging any failure to so comply. Without limiting the generality of the foregoing, neither Seller nor Shareholder has failed to comply with any Legal Requirement to the extent that such failure could reasonably be expected to result in or give rise to: (i) any criminal Liability in respect of Seller, any of Seller’s directors or officers in their capacity as such or the Business, or (ii) any material restrictions, penalties, limitations, or other Liens being imposed on the Acquired Assets or the operation of the Business.

(b) Except as set forth in Schedule 3.10(b) of the Disclosure Schedule, no product or other item sold by Seller, or to Seller’s Knowledge, any manufacturing site which produces products marketed or sold by Seller, has been subject to a Governmental Entity shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters”, notice of deficiency or requests or requirements to make changes to the products sold or marketed by Seller that if not complied with would reasonably be expected to result in a material Liability to Seller, or similar correspondence or notice from any Governmental Entity in respect of the Business and alleging or asserting noncompliance with any applicable Legal Requirement, Permit, certification or such requests or requirements of a Governmental Entity, and, to Seller’s Knowledge, no such action is pending or threatened.

(c) Schedule 3.10(c) of the Disclosure Schedule sets forth a list of (i) all recalls, field notifications, field corrections, market withdrawals or replacements, warnings, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety or regulatory compliance of any product or other item sold by Seller or the Business (“Safety Notices”) since January 1, 2010, (ii) the date of each such Safety Notice, all of which have been resolved or closed, and (iii) any material complaints with respect to any product or other item sold or marketed by Seller or the Business that are currently unresolved. There are no Safety Notices, or, to Seller’s Knowledge, material product complaints with respect to any product or other item sold by Seller or the Business, and to Seller’s Knowledge, there are no facts that would be reasonably likely to result in (i) a material Safety Notice with respect to any product or other item sold by Seller or the Business, or (ii) a termination or suspension of marketing of any product or other item sold by Seller or the Business. To Seller’s Knowledge, since January 1, 2010, no product or other item sold or delivered by Seller or the Business has been adulterated, contaminated or misbranded or shipped in interstate commerce in material violation of the Food, Drug and Cosmetic Act, as amended, or any other Legal Requirement.

3.11 Tax Matters.

(a) All Tax Returns required to be filed by or on behalf of Seller have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are complete and accurate in all material respects and were prepared in compliance with all Legal Requirements. Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. All Taxes due and owing by Seller and, solely with respect to the Business or the Acquired Assets, by Shareholder (in each case, whether or not shown on any Tax Return) have been paid. Seller has complied in all material respects with all applicable Legal Requirements relating to the collection, withholding and payment of Taxes and has paid over to the proper Governmental Entity all amounts required to be so paid over, including, without limitation, Taxes required to be withheld and paid in connection with amounts paid or owing to, by way of example, (i) employees, agents, independent contractors, creditors, members, partners, vendors, customers or other third parties, and (ii) nonresidents of the United States.

(b) All deficiencies asserted or assessed as a result of any examinations by any Taxing Authority of the Tax Returns relating to the Acquired Assets or the Business have been fully paid. No audits or administrative or judicial Tax proceedings are pending or, to Seller’s Knowledge, being conducted with respect to or threatened against Seller. Seller has not received from any Governmental Entity any: (i) notice indicating an intent to open an audit or other review; (ii) request for additional information relating to Tax matters; or (iii) notice of deficiency or proposed adjustment for any Tax. Seller has not waived or extended any statute of limitations in respect of Taxes or agreed to the extension of time with respect to a Tax assessment or deficiency. Seller has not received notice of any claim by any Governmental Entity in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction. Seller has not entered into a closing agreement pursuant to Section 7121 of the Code or corresponding provision of state, local or foreign Tax law within the previous four years.

(c) Seller is not a party to or bound by any tax allocation, tax sharing or tax indemnification agreement that will be binding on Buyer after the Closing Date.

(d) The unpaid Taxes of Seller: (i) did not, as of the Latest Balance Sheet, exceed the reserve for Tax Liability set forth on the face of the Latest Balance Sheet; and (ii) do not exceed that reserve as adjusted to reflect operations thereafter in accordance with past practice. Since the Latest Balance Sheet, Seller has not incurred any Liability for Taxes outside the ordinary course of business.

(e) Schedule 3.11(e) of the Disclosure Schedule lists all types of Taxes paid and all types of Tax Returns filed by or on behalf of Seller in connection with the Acquired Assets or the Business with respect to taxable periods arising on or after December 31, 2008, and the Taxing Authorities that had jurisdiction over such Taxes or Tax Returns. Seller has made available complete copies of material Tax Returns relating to the Acquired Assets or the Business filed for taxable periods arising on or after December 31, 2008.

(f) Other than Permitted Liens, there are no Liens for Taxes upon the Acquired Assets. None of the Acquired Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(g) No power of attorney with respect to any Tax matter is currently in force with respect to the Acquired Assets or the Business that would, in any manner, bind, obligate or restrict Buyer. Seller has not executed or entered into any agreement with, or obtained any consents or clearances from, any Taxing Authority, or has been subject to any ruling guidance specific to Seller that would be binding on Buyer for any taxable period (or portion thereof) ending after the Closing Date.

(h) The Transaction, as consummated on the Closing Date, will not terminate any Tax incentive, holiday or abatement with respect to the Acquired Assets or the Business or result in a material reduction of any Tax benefit under such incentive, holiday or abatement.

(i) Seller has been an “S corporation” within the meaning of Code Section 1361(a)(1) (and for purposes of all state and local Tax Laws in all jurisdictions in which Seller files state or local income Tax Returns) since its date of formation.

3.12 Environmental Matters.

(a) Except as set forth on Schedule 3.12(a) of the Disclosure Schedule: (i) Seller has complied in all material respects with all applicable Environmental Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced, or, to Seller’s Knowledge, threatened, against Seller alleging any failure to so comply; (ii) Seller has obtained and is in compliance in all material respects with all Permits, licenses and other authorizations required pursuant to Environmental Laws for the occupation of the Leased Real Property and the operation of the Business; (iii) Seller has not received any notice of any actual or alleged material violations by Seller or Shareholder (to the extent related to Seller or the Business) or Liabilities, including, without limitation, any investigatory, remedial or corrective obligations, arising under Environmental Laws, and (iv) to Seller’s Knowledge, Seller has not assumed or otherwise become subject to any Liability, including, without limitation, any investigatory, remedial or corrective obligations, of any other Person arising under Environmental Laws.

(b) Schedule 3.12(b) of the Disclosure Schedule lists, solely for the purpose of this Section 3.12(b) and for no other disclosure purposes hereunder, each environmental site assessment and audit report and other similar studies or analyses performed by or on behalf of Seller related to the Acquired Assets that were generated since January 1, 2009 related to the Acquired Assets that are in the possession or control of Seller, a copy of which has been made available to Buyer through posting to the data room.

(c) Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed or released any substance, including without limitation, any Hazardous Substance, or, except as set forth on Schedule 3.12(a), owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future material Liabilities, including, without limitation, any material Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources Damages or attorney’s fees, pursuant to any Environmental Law.

(d) To Seller’s Knowledge, neither this Agreement nor the consummation of the Transaction will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Entity or other Person, pursuant to any of the “transaction-triggered” or “responsible property transfer” Environmental Laws.

(e) To Seller’s Knowledge, no facts, events or conditions relating to the past or present facilities, properties or operations of Seller, will prevent, hinder or limit continued compliance with Environmental Laws, give rise to any material investigatory, remedial or corrective obligations pursuant to Environmental Laws or give rise to any other material Liabilities pursuant to Environmental Laws, including, without limitation, any Liabilities relating to on-site or off-site releases or threatened releases of Hazardous Substances, personal injury, property damage or natural resources damage.

3.13 Intellectual Property; Customer Privacy; Confidential Information.

(a) Except as set forth on Schedule 3.13(a) of the Disclosure Schedule, Seller owns or has a valid right to use all Intellectual Property that is used or held for use in connection with the conduct of the Business. Each item of Intellectual Property included in the Acquired Assets will be owned or available for use by Buyer immediately after the Closing on terms and conditions identical to those under which Seller owned or used such Intellectual Property immediately prior to the Closing. Seller has taken all commercially reasonable steps to maintain and protect each item of Intellectual Property that is included in the Acquired Assets.

(b) To Seller’s Knowledge, Seller and its Affiliates have not infringed, misappropriated, diluted or otherwise violated any Intellectual Property rights of any Person in the conduct of the Business. No proceedings are pending, and neither Seller nor any of its Affiliates has received any written complaint, claim, demand or notice, in each case, alleging any such infringement, misappropriation, dilution or other violation. To Seller’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated any rights of Seller in the Intellectual Property included in the Acquired Assets.

(c) Schedule 3.13(c) of the Disclosure Schedule sets forth all of the Intellectual Property included in the Acquired Assets that constitute: (i) patents and patent applications; (ii) trademark and service marks registrations and applications for registration thereof; (iii) copyright registrations and applications for registration thereof; (iv)internet domain name registrations; and (v) unregistered trademarks and service marks material to the Business, in each case that are owned by Seller.

(d) Except as set forth on Schedule 3.13(d), with respect to each item of Intellectual Property included in the Acquired Assets, (i) Seller is either the sole owner and possesses all right, title, and interest in and to the item, free and clear of any Liens (other than Permitted Liens) or has a valid right to use the item; (ii) with respect to items owned by Seller, Seller has not granted to any Person (including its Affiliates) any license, option or other rights in or to such item; (iii) with respect to items not owned by Seller, Seller has not sublicensed such item; (iv) with respect to items owned by Seller, no action, suit, proceeding, hearing, investigation, or claim is pending or threatened that challenges the validity, enforceability, registration, ownership or use by Seller of the item; (v) with respect to items not owned by Seller, to Seller’s Knowledge, no action, suit, proceeding, hearing, investigation, or claim is pending or threatened that challenges the use by Seller of the item; and (vi) with respect to items owned by Seller, Seller has not agreed to indemnify any Person for or against any infringement, misappropriation, dilution or other violation with respect to the item.

(e) Except with respect to the Scheduled Contracts and agreements for Software commercially available on reasonable terms to the public generally with aggregate license, maintenance, support and other fees of less than $25,000 (“Commercially Available Software”), to the Seller’s Knowledge, Seller is not required, obligated or under any Liability whatsoever to make any payments by way of royalties, fees or otherwise (except for maintenance and renewal fees to be paid to the United States Patent and Trademark Office and other Governmental Entities) to any owner, licensor of or other claimant to any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the Business and none shall become payable as a result of the Closing.

(f) The computers, Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment used or held for use in connection with the Business (collectively, the “IT Assets”) (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by Seller and, except as set forth on Schedule 3.13(f), have not materially malfunctioned or failed within the past three (3) years, and (ii) are sufficient for the immediate and reasonably foreseeable needs of the Business. Seller has in place commercially reasonable measures, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption. Seller has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan, in each case consistent with customary industry practices.

(g) Seller’s use and dissemination of any and all data and information concerning users of its websites is in compliance with its applicable privacy policies and terms of use, and all applicable Legal Requirements. The consummation of the Transaction will not violate any such privacy policies or terms of use, or violate any applicable Legal Requirements relating to the use, dissemination or transfer of such data or information.

(h) No Person, other than Buyer, Seller and their respective Representatives, has been provided with access to the online data room established by Seller in connection with this Transaction or otherwise been provided with information other than the information provided to Buyer prior to October 16, 2012.

3.14 Real Estate.

(a) Seller owns no real property. Schedule 3.14(a) of the Disclosure Schedule sets forth a description of each lease of real property under which Seller is a lessee, sublessee, or sublessor, other than any lease or sublease specifically designated as an Excluded Asset (such property, the “Leased Real Property”). True and complete copies of all leases and subleases to which Seller is a party respecting any Leased Real Property and all other instruments granting to the Seller leasehold interests, rights, options or other interests in the Leased Real Property (the “Real Property Leases”), have been delivered to Buyer. All Real Property Leases are valid and in full force and effect, are enforceable in accordance with their terms, and represent the entire agreement between the parties thereto with respect to such Leased Real Property. Except as set forth on Schedule 3.14(a) of the Disclosure Schedule, (i) Seller is the tenant or landlord under all Real Property Leases and (ii) is the sole owner of all leasehold interests, as lessee, sublessee, or sublessor, in all Leased Real Property for the lease terms set forth in and pursuant to the provisions of the Real Property Leases. Seller holds good and valid leasehold title to all Leased Real Property, free and clear of Liens other than Permitted Liens.

(b) With respect to the Real Property Leases generally and any Real Property Lease in particular, no breach or event of default has been committed by Seller or, to Seller’s Knowledge, by any other party to any of the Real Property Leases, and no event that, with the giving of notice or lapse of time or both, would constitute such breach or event of default by Seller or, to Seller’s Knowledge, by any other party, has occurred and not been remedied. Seller has not received any notice of any pending claim of uncured default by any landlord or other party under any Real Property Lease or regarding any Leased Real Property. Seller has operated each Leased Real Property in compliance with the terms of the related Real Property Lease, including, without limitation, the permitted use and restricted use provisions. All rental and other payments due under each of the Real Property Leases have been duly paid in accordance with the terms of such Real Property Lease or fully accrued on the Financial Statements.

(c) Except as set forth on Schedule 3.14(c), Seller is not a party to, nor is it obligated under any option, right of first refusal or other contractual right to sell or dispose of its interest in any of the Real Property Leases to any Person other than Buyer.

(d) Except as set forth on Schedule 3.14(d), Seller has not received any notice of and, to Seller’s Knowledge, there are not (i) any pending, threatened or contemplated condemnation proceeding affecting any of the Leased Real Property or any part thereof, or of any sale or other disposition of any of the Leased Real Property or any part thereof in lieu of condemnation, or (ii) any special assessment proceedings, litigation or other dispute affecting any portion of the Leased Real Property or the Real Property Leases, or (iii) any pending or threatened enforcement proceeding by any Governmental Entity relating to an alleged zoning or building code violation affecting any portion of the Leased Real Property, or (iv) any appeal of a real property tax assessment where the lessee under any Real Property Leases would be liable for the payment of certain real estate Taxes.

(e) Except as set forth on Schedule 3.2(b)(v) of the Disclosure Schedule, no consent by or notices to any lessor under any Real Property Lease is required for the assignment of the Real Property Leases to Buyer.

(f) Except as set forth on Schedule 3.14(f): (i) all tenant improvements required to be performed to any Leased Real Property by the lessor or the lessee pursuant to the Real Property Leases have been completed and paid or accrued for; and (ii) no labor has been performed or material furnished for any of the Leased Real Property for or on behalf of Seller for which Seller has not heretofore fully paid or for which any Lien could be lawfully claimed by any Person.

(g) Except as set forth on Schedule 3.14(g) of the Disclosure Schedule, to Seller’s Knowledge, there are no agreements in effect with, or any use exclusives or restrictions in favor of any Person (other than the landlord on the terms stated in the Real Property Leases) that would prevent or restrict the use of any of the Leased Real Property for the operation of the Business. Seller has the right to use the Leased Real Property for the operations presently conducted.

(h) Seller possesses and will possess at Closing all Permits that are necessary to be obtained by Seller in connection with the leasing, occupancy, maintenance or operations of any of the Leased Real Property.

(i) All Leased Real Property is supplied with utilities and other services necessary for the operation of such Leased Real Property. To Seller’s Knowledge, (a) all of the Leased Real Property either abuts on or has direct vehicle access to a public road, and (b) the improvements constituting any of the Leased Real Property are located within the boundary lines of any of the Leased Real Property and are not in violation of applicable setback requirements, zoning laws and ordinances.

(j) Except as set forth on Schedule 3.14(j), to Seller’s Knowledge, all buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by Seller are structurally sound, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), and are usable in the ordinary course of business.

3.15 Litigation. Except as set forth on Schedule 3.15 of the Disclosure Schedule, (i) there is no action, suit, litigation or proceeding pending or, to Seller’s Knowledge, threatened and (ii) to Seller’s Knowledge, there is no claim, governmental investigation or administrative action pending or threatened, in each case, directly or indirectly involving Seller (or, to Seller’s Knowledge, any third party) related to any product or other items sold or marketed by Seller or the Business or the Transaction.

3.16 Employee Benefits.

(a) Schedule 3.16(a) of the Disclosure Schedule lists each material Employee Benefit Plan that Seller or any ERISA Affiliate maintains, to which Seller or any ERISA Affiliate contributes or has any obligation to contribute, or with respect to which Seller or any ERISA Affiliate has any Liability.

(i) Except as would not have a Material Adverse Effect, each such Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan, the material terms of any applicable collective bargaining agreement and all Legal Requirements.

(ii) Each such Employee Benefit Plan which is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified, or, in the case of a prototype or volume submitter plan document, each such Employee Benefit Plan is entitled to rely on the opinion letter or advisory letter obtained by the pre-approved plan sponsor, and, to Seller’s Knowledge, nothing has occurred since the date of such determination that could adversely affect the qualified status of any such Employee Benefit Plan.

(iii) Seller has delivered to Buyer correct and complete copies of the plan documents (including, without limitation, all amendments) and, in the case of unwritten Employee Benefit Plans, written descriptions thereof, summary plan descriptions, any other communications provided to participants regarding each such Employee Benefit Plan, the most recent determination letter received from the Internal Revenue Service, and the most recent annual report (IRS Form 5500, with all applicable attachments).

(b) Neither Seller nor any ERISA Affiliate maintains, contributes to, has any obligation to contribute to or has any Liability (or has done or had any of the foregoing since January 1, 2007) under or with respect to any “defined benefit plan” (as defined in Section (3)(35) of ERISA) or any “multiemployer plan” (as defined in Section (3)(37) or 4001(a)(3) of ERISA). Neither Seller nor any ERISA Affiliate has since January 1, 2007 maintained or contributed to a plan subject to Section 412 of the Code, including a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

(c) Except as set forth on Schedule 3.16(c) of the Disclosure Schedule, the consummation of the Transaction will not: (i) entitle any current or former employee, officer or director of Seller or any ERISA Affiliate to severance pay, unemployment compensation or any other payment; or (ii) accelerate the time of payment or vesting or increase the amount of compensation otherwise due any such individual, except as a result of any partial or complete plan termination resulting from the Transaction. Following the consummation of the Transaction neither Seller nor any ERISA Affiliate will maintain a group health plan subject to the requirements of Section 4980B of the Code.

3.17 Insurance. Schedule 3.17 of the Disclosure Schedule lists each insurance policy, bond or other form of insurance maintained by or for the benefit of Seller (the “Insurance Policies”). With respect to each Insurance Policy: (a) such policy is legal, valid, binding, enforceable and in full force and effect; (b) such policy will continue to be legal, valid, binding, enforceable and in full force and effect on the same terms following the consummation of the Transaction; (c) neither Seller nor, to Seller’s Knowledge, any other party to such policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and to Seller’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under such policy; (d) no party to such policy has repudiated any provision thereof; and (e) Seller has provided to Buyer a true, correct and complete copy of such policy. The Acquired Assets and the Business have been covered during the past six years by insurance in scope and amount customary and reasonable for the Business during such period. Schedule 3.17 of the Disclosure Schedule describes any self-insurance arrangements affecting Seller.

3.18 Contracts.

(a) Schedule 3.18(a) of the Disclosure Schedule contains a list of each of the following contracts, agreements or other arrangements to which Seller is a party or by which any of its assets or properties, including, without limitation, the Acquired Assets and the Business, are bound (the “Scheduled Contracts”):

(i) agreement (or series of agreements with the same counterparty or its Affiliates) that involves the delivery of goods, materials or services to Seller that may result in consideration paid by Seller in excess of $25,000, either individually or in the aggregate;

(ii) agreement (or series of agreements with the same counterparty or its Affiliates) that involves the delivery of goods, materials or services by Seller that may result in consideration paid to Seller in excess of $25,000, either individually or in the aggregate;

(iii) any agreement that provides for purchase discounts, vendor allowances or similar refunds or rebates;

(iv) any consignment or similar agreement related to Inventory or other merchandise in Seller’s retail locations, warehouses, or distribution centers;

(v) collective bargaining agreement or other similar contract with any labor union;

(vi) agreement for the employment of any Person on a full-time, part-time, consulting or other basis;

(vii) agreement, guaranty or indenture relating to borrowed money or other Debt of Seller (including, without limitation, any guarantees related thereto) or any material Lien on any asset of Seller or any Affiliate of Seller to the extent related to the Business;

(viii) agreement that restricts the ability of Seller or the Business to engage in any line of business or compete with any Person;

(ix) joint venture or partnership agreement involving a sharing of profits, losses, costs or liabilities by Seller or the Business with any other Person;

(x) lease or agreement under which Seller is (A) lessee of or holds or operates any Other Tangible Personal Property owned by any other Person, or (B) lessor of or permits any other Person to hold or operate any Other Tangible Personal Property owned or leased by Seller;

(xi) lease or agreement under which Seller is (A) lessee of or holds or operates any real property (including, without limitation, the Leased Real Property and any guarantees related to any such Real Property Leases) or (B) lessor of or permits any other Person to hold or operate any real property owned or leased by Seller;

(xii) agreement that relates to any tenant improvements with respect to the Leased Real Property;

(xiii) agreement (including, without limitation, any license, sublicense or other permission) relating to the development, ownership, licensing or use of any Intellectual Property, including, without limitation, in the Acquired Assets, other than any agreement for Commercially Available Software;

(xiv) power of attorney granted by or to Seller or by or to Shareholder with respect to the Business;

(xv) agreement with, or loan to or from, any director, officer, employee, agent or other Affiliate of Seller;

(xvi) agreement not entered into in the ordinary course of business;

(xvii) other agreement (or series of agreements with the same counterparty or its Affiliates) that (A) involves the payment or potential payment, pursuant to the terms of any such contract or agreement, to or by Seller of more than $25,000, either individually or in the aggregate, and (B) cannot be terminated within 30 days after giving notice of termination without resulting in any cost or penalty to Seller or, following the Closing, Buyer; and

(xviii) other agreement that is material to Seller or the Business.

(b) There are no contracts, agreements or other arrangements to which Seller or Shareholder is a party or by which any of its assets or properties, including, without limitation, the Acquired Assets and the Business, are bound which would constitute a Scheduled Contract, except as set forth on Schedule 3.18(a) of the Disclosure Schedule. Seller has provided to Buyer a true, correct and complete copy of each written Scheduled Contract and an accurate written description of the material terms of each oral Scheduled Contract. Each Scheduled Contract has been entered into on an arm’s-length basis and, is a valid and binding obligation of Seller and, to Seller’s Knowledge, each of the other parties thereto, enforceable against them in accordance with its express terms except as such enforceability may be limited by: (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally; and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity). To Seller’s Knowledge, no course of conduct of any party to any Scheduled Contract, with respect to the performance of its obligations or exercise of its rights thereunder, is inconsistent with the express terms and conditions of said Scheduled Contract. To Seller’s Knowledge, no Person is in material violation or breach of or material default under any Scheduled Contract. Except as set forth on Schedule 3.2(b)(iii) or Schedule 3.2(b)(v) of the Disclosure Schedule, the Transaction does not require the consent of any party to any Scheduled Contract, will not result in a violation or breach of or default under any Scheduled Contract and will not otherwise cause any Scheduled Contract to cease to be legal, binding, enforceable and in full force and effect on the same terms following the Closing. Except as set forth on Schedule 3.18(b) of the Disclosure Schedule, there are presently no renegotiations of, or attempts to renegotiate any material provision (including, without limitation, fees or other payment amounts) under any Scheduled Contract and no Person has made any written demand to Seller or any of its Representatives for such renegotiation.

3.19 Employees.

(a) Seller has delivered to Buyer as of the date hereof a complete list of all employees of the Business (“Business Employees”) including each such Business Employee’s name, job title or function, and job location, as well as, a true, correct and complete listing of his or her current salary or wage payable, and the amount of all incentive compensation paid or payable to such Person for the current calendar year, the amount of accrued but unused vacation time, each as of the date hereof, and such Business Employee’s current status (as to leave or disability status, full time or part time, and exempt or nonexempt). Seller has also delivered to Buyer as of the date hereof a complete list of each independent contractor and leased employee, including a listing of all fees and other remuneration paid for such services on an annual basis for 2010, 2011, and year-to-date for 2012.

(b) Except as set forth on Schedule 3.19(b) of the Disclosure Schedule, Seller is not a party to or bound by any collective bargaining or similar agreement with any labor organization relating to any Business Employees, or work rules or practices agreed to with any labor organization and no union or labor organization claims to represent any Business Employees. No collective bargaining agreement or similar agreement with any labor organization is under current negotiation, nor are there any union organizing activities among the Business Employees or any demand for recognition of any labor organization. There is currently no strike, slowdown, sitdown, work stoppage, interruption of work, picketing, handbilling, corporate campaign activity or other concerted labor dispute pending or threatened. No claims, charges, administrative proceedings, or formal complaints for unfair labor practices or violations of Legal Requirements respecting labor and/or employment brought by any Business Employee are pending or have been threatened against Seller or the Business, and there are no grievances or arbitration proceedings against Seller or the Business pending under any collective bargaining agreement or other labor agreement.

(c) Seller is in compliance with all applicable Legal Requirements respecting labor, employment, fair employment practices, employee privacy, the collection and payment of all Taxes and other withholdings, terms and conditions of employment, workers’ compensation, occupational safety, plant closings and wages and hours with respect to the Business Employees. Seller is not liable for the payment of any claims, Damages, fines, penalties, or other amounts, however designated, for failure to comply with any labor or employment Legal Requirements. Seller is not a party to any judgment, settlement agreement, consent decree, or other agreement with any Governmental Entity requiring continuing compliance or reporting obligations entered into to resolve any labor or employment matter of the Business. In the last two years, Seller has not received any notice of the intent of any Governmental Entity responsible for the enforcement of Legal Requirements respecting labor or employment to conduct an investigation of the Business and no such investigation is in progress. The qualifications for employment of each of the Business Employees under applicable immigration laws have been reviewed by Seller and a properly completed Form I-9 is on file with Seller for each Business Employee. Seller has complied with the U.S. Immigration and Nationality Act, as amended from time to time, and the rules and regulations promulgated thereunder. Every Person who currently provides service to the Business or any other Person at the request of Seller has been properly classified by the Business as an employee or independent contractor in compliance with all Legal Requirements.

(d) Seller is not delinquent in payments which are due and payable under any applicable law to any Business Employees or independent contractors for any wages, salaries, commissions, bonuses, vacation, sick leave, other paid time off, severance pay or other compensation for any services performed by them to the date hereof.

3.20 Affiliate Transactions. Except as disclosed on Schedule 3.20 of the Disclosure Schedule, none of Seller’s officers or directors or Affiliates: (a) has any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business; (b) owns, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that: (i) has business dealings or a material financial interest in any transaction with Seller; or (ii) engages in competition with Seller; (c) is a party to any contract or agreement with Seller; or (d) to Seller’s Knowledge has any cause of action or other claims against Seller or the Business. To Seller’s Knowledge (solely for purposes of this Section 3.20, without any obligation of due inquiry or reasonable investigation), no employee of Seller has any material interest in, or relationship with, Seller or the Business (other that such employee’s employment by Seller).

3.21 Inventory.

(a) Except to the extent provided for in the Inventory reserve (which is calculated in accordance with GAAP applied on a basis consistent with past practice) reflected in the Financial Statements or taken into account when determining the Final Net Working Capital, the Inventory is of a quality and quantity usable and saleable in the ordinary course of business and is fit for the purpose for which it was manufactured. The Inventory (i) may be introduced into interstate commerce in the United States, (ii) has not been adulterated or misbranded, and (iii) has been handled, maintained, packaged and stored, and to Seller’s Knowledge, manufactured, at all times in accordance with the specifications set forth in any applicable Permit, in compliance with applicable Legal Requirements, and in substantial compliance with all requirements of relevant Governmental Entities. None of the Inventory is being held by any Person on a consignment basis or is located anywhere other than Seller’s warehouses, distribution facilities, stores or outlets.

(b) The consolidated Inventory of Seller set forth in the Financial Statements was stated therein in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and presents fairly the consolidated Inventory of the Seller as of the respective dates thereof (subject, in the case of unaudited Financial Statements, to normal period end adjustments). For purposes of the Financial Statements, all Inventory is valued at the lower of cost or market value. The cost of Inventory is determined using the weighted average method, in accordance with GAAP. Reserves for markdowns, shortage, salvage, lower of cost or market, obsolete, excess, damaged or otherwise unsaleable and unusable Inventory have been reflected in the Financial Statements in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto).

3.22 Accounts Receivable; Accounts Payable; Inventory and Sales Practices.

(a) The accounts receivable of Seller reflected in the Financial Statements and such additional accounts receivable that are reflected on the books and records of Seller on the date hereof or that will be reflected on such books and records as of the Closing arose out of bona fide sales and deliveries of goods, performance of services or other business transactions, arose in the ordinary course of business and have been reflected on the Financial Statements or the books and records of Seller in a manner consistent with prior practices and in accordance with GAAP, in each case except to the extent reserved against thereon.

(b) Schedule 3.22(b) of the Disclosure Schedule sets forth a true, correct and complete aging schedule of accounts payable as of the most current date available, but no earlier than November 30, 2012. All accounts payable set forth on Schedule 3.22(b) have arisen in Seller’s ordinary course of business.

(c) Since January 1, 2012, Seller has not (a) stopped or slowed the shipping of any product or other item; (b) “loaded” sales of any product or other item; (c) encouraged or required customers to “buy in” any product or other item, or (d) taken any similar actions outside the ordinary course of business (which, for the avoidance of doubt, shall take into account seasonality, cyclicality and other market conditions) or inconsistent with Seller’s past practice that would reasonably be expected to adversely impact Buyer’s anticipated sales of any product or other item sold by Seller or the Business following the Closing. Since January 1, 2012, Seller has priced all products and other items in the ordinary course of business, consistent with past practices.

3.23 Permits and Licenses. Schedule 3.23 of the Disclosure Schedule contains a true and complete list of all material licenses, permits, certificates of authority, authorizations, approvals, registrations and similar consents granted or issued by any Governmental Entity to Seller or the Business (the “Permits”). Seller possesses all Permits necessary for the current operation of the Business and the Acquired Assets and is in compliance (other than instances of non-compliance that are individually, and in the aggregate, immaterial) with all Permits. All Permits are in full force and effect and there are no proceedings pending or, to Seller’s Knowledge, threatened that seek the revocation, cancellation, suspension or adverse modification thereof. Seller is not in default or violation of, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation in any respect of any term, condition or provision of, any Permit that would allow the Permit to be terminated. Except as specifically indicated on Schedule 3.23 of the Disclosure Schedule, no Permit will be impaired or in any way affected by the consummation of the Transaction or any Transaction Document.

3.24 Tangible Assets; Sufficiency. Except as set forth on Schedule 3.24 of the Disclosure Schedule, all Other Tangible Personal Property included in the Acquired Assets is, in all material respects, in good operating condition and repair (ordinary wear and tear excepted). The Acquired Assets comprise all of the assets that are necessary for Buyer to conduct the Business as it has been conducted by Seller and (except for the Excluded Assets) constitute all of the assets used to conduct the Business.

3.25 Product Liability. Since January 1, 2009, there have been no and, to Seller’s Knowledge, there are no currently threatened, product liability, warranty or other similar claims by any third party (whether based in contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from the marketing or sale of any product or other item by or on behalf of Seller. Except as set forth on Schedule 3.25 of the Disclosure Schedule, no product or items sold by Seller or the Business is subject to any oral or written guaranty, warranty or other indemnity by Seller to its customers with respect to the quality or absence of defects of such product or item beyond Seller’s applicable regular or standard or usual terms and conditions of sale or as otherwise provided by applicable Law. Except as set forth on Schedule 3.25 of the Disclosure Schedule, Seller has not paid or been required to pay or received a request or demand for payment of any damages, including, without limitation, any direct, incidental or consequential damages, to any Person in connection with any such product or item. Except as set forth on Schedule 3.25 of the Disclosure Schedule, no product liability claims related to the Business or any product or other item have been made against Seller.

3.26 Suppliers. Schedule 3.26 of the Disclosure Schedule contains a list of the ten largest suppliers of Seller for the fiscal years ended December 31, 2010 and 2011 and for the eleven-month period ended November 30, 2012, and includes the net purchases by Seller attributable to each such supplier for each such period. As of the date of this Agreement, no supplier listed on Schedule 3.26 of the Disclosure Schedule, nor any other material customer or supplier of the Business, has given written notice that it will or, to Seller’s Knowledge, otherwise intends to, cease doing business with Seller or the Business or decrease the amount of business it does with Seller or the Business in any material respect, including following the Closing. For the fiscal years ended December 31, 2010 and 2011 and for the eleven-month period ended November 30, 2012, no customer of Seller was responsible for more than 1% of Seller’s net sales.

3.27 Full Disclosure. This Agreement, together with the Disclosure Schedule and the Financial Statements, does not contain any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein not misleading. Each of Seller and Shareholder has disclosed to Buyer any and all facts which materially and adversely affect or are reasonably likely to materially adversely affect (to the extent reasonably foreseeable), the business, operations or financial condition of Seller or the Business or the ability of Seller or Shareholder to perform their obligations under this Agreement or the other Transaction Documents.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

OF BUYER

Buyer represents and warrants to Seller and Shareholder as of the date hereof and at Closing the following:

4.1 Organization, Power and Authorization. Buyer and Parent are corporations, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Buyer and Parent has the requisite power to carry on the business in which it is engaged and to own and use the properties owned and used by it. Each of Buyer and Parent has the requisite power and authority necessary to enter into, deliver and perform its obligations pursuant to each of the Transaction Documents to which it is a party. Each of Buyer’s and Parent’s execution, delivery and performance of each Transaction Document to which it is a party has been duly authorized by all necessary corporate action.

4.2 Binding Effect and Noncontravention.

(a) This Agreement has been duly executed and delivered by each of Buyer and Parent and constitutes, and each other Transaction Document to which Buyer or Parent is a party when executed and delivered will constitute, a valid and binding obligation of Buyer and Parent, as applicable, enforceable against Buyer and Parent, as applicable, in accordance with its terms except as such enforceability may be limited by: (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally; and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(b) The execution, delivery and performance by each of Buyer and Parent of the Transaction Documents to which it is a party do not: (i) violate any Legal Requirement to which Buyer or Parent is subject or its charter or bylaws; (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Buyer or Parent is a party or by which Buyer or Parent is bound or to which Buyer’s or Parent’s assets are subject; or (iii) require any authorization, consent, approval or notice by or to any Person (except for those which have been obtained or provided).

4.3 Brokers. Neither Seller nor Shareholder will have any obligation to pay any broker’s, finder’s, investment banker’s, financial advisor’s or similar fee in connection with this Agreement or the Transaction by reason of any action taken by or on behalf of Buyer or Parent.

4.4 Financing. Buyer has ready access to, and at Closing will have, the cash sufficient to pay the Purchase Price and otherwise consummate the Transaction.

4.5 Future Performance. Buyer acknowledges that Buyer is voluntarily purchasing the Acquired Assets based on its judgment and not in reliance on any verbal or written representations by Seller or Shareholder or any agent thereof regarding the prospective profits or revenue generated by the Business subsequent to Closing. Buyer further acknowledges that its Representatives have had the opportunity to inspect the operations and records of the Business and understands that no warranties as to the future performance of the Business have been or are being made by the Seller or Shareholder, their agents or Representatives.

4.6 Due Diligence. Prior to Closing, Buyer investigated and reviewed the books and records of Seller relating to the operation of the Business, and inspected the assets as Buyer considered necessary to be satisfied as to the condition of the operations, properties and the Business of Seller.

ARTICLE V.

CONDITIONS TO THE CLOSING

5.1 Conditions to Buyer’s Obligation. Buyer’s obligation to effect the Transaction is subject to the satisfaction as of the Closing of the following conditions precedent (unless waived by Buyer):

(a) Representations and Warranties. (i) Each of the representations and warranties contained in Article III containing materiality or material adverse effect qualifiers shall be true and correct in all respects, and (ii) each of the other representations and warranties contained in Article III shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as if made on and as of such dates (except to the extent that any such representation or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

(b) Covenants. Seller and Shareholder shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by it pursuant to this Agreement through the Closing.

(c) Proceedings. No action, suit or proceeding shall be pending before any Governmental Entity that would reasonably likely result in an Order that would: (i) prevent or prohibit the consummation of the Transaction; or (ii) cause any of the Transaction to be rescinded following consummation.

(d) Third-Party Consents. Seller shall have obtained the third-party consents listed on Schedule 5.1(d).

(e) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

(f) Seller’s and Shareholder’s Closing Documents. The following documents (duly executed as appropriate) shall have been delivered to Buyer, any of which may be waived by Buyer:

(i) the Bill of Sale, duly executed by Seller;

(ii) such other bills of sale, certificates of title and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer, as Buyer may request, to transfer to Buyer the vehicles and equipment set forth on Schedule 3.9(b);

(iii) the Escrow Agreement duly executed by Seller, Shareholder and Escrow Agent;

(iv) an employment and non-competition agreement duly executed by Jim Sweeney, in form and substance satisfactory to Buyer, which shall be in full force and effect;

(v) a non-foreign affidavit dated as of the Closing Date from Seller in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a “foreign person” as defined therein;

(vi) payoff letters or evidence of termination of the Debt and Liens of Seller or the Business and, if applicable, customary payoff letters or evidence of termination of any other Debt or Liens required to be satisfied or terminated by Seller prior to or at the time of Closing pursuant to Section 2.3(a) of this Agreement, in each case, in form an substance reasonably satisfactory to Buyer; and

(vii) a certificate dated as of the Closing Date from Shareholder and a duly authorized signatory of Seller in the form attached hereto at Exhibit C-1 certifying: (A) that resolutions in the form attached to the certificate have been duly adopted by Seller’s Board authorizing the execution of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and (B) the satisfaction of the conditions under Sections 5.1(a) and 5.1(b).

5.2 Conditions to Seller’s and Shareholder’s Obligation. Seller’s and Shareholder’s obligation to effect the Transaction is subject to the satisfaction as of the Closing of the following conditions precedent (unless waived by Seller):

(a) Representations and Warranties. (i) Each of the representations and warranties contained in Article IV containing materiality qualifiers shall be true and correct in all respects, and (ii) each of the other representations and warranties contained in Article IV shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as though made as of such dates (except to the extent that any such representations or warranty, by its terms, is expressly limited to a specific date, in which case, as of such specific date).

(b) Covenants. Buyer shall have performed and observed in all material respects each covenant or other obligation required to be performed or observed by Buyer pursuant to this Agreement through the Closing.

(c) Proceedings. No action, suit or proceeding shall be pending before any Governmental Entity which would reasonably and likely result in an Order that would: (i) prevent or prohibit the consummation of the Transaction; or (ii) cause any of the Transaction to be rescinded following consummation.

(d) Buyer’s Closing Documents. The following documents (duly executed as appropriate) must have been delivered to Seller and Shareholder:

(i) the Bill of Sale, duly executed by Buyer;

(ii) the Escrow Agreement duly executed by Buyer; and

(iii) a certificate dated as of the Closing Date from a duly authorized signatory of Buyer in the form attached hereto as Exhibit C-2 certifying: (A) that resolutions in the form attached to the certificate have been duly adopted by Buyer’s board authorizing the execution of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby and (B) the satisfaction of the conditions under Sections 5.2(a) and 5.2(b).

ARTICLE VI.

COVENANTS OF SELLER AND SHAREHOLDER PENDING CLOSING

6.1 Conduct of Business Prior to Closing Date. Except as expressly contemplated by the terms of this Agreement or the other Transaction Documents and except as Buyer may otherwise approve in writing, between the date hereof and the Closing Date, Seller shall (i) conduct the Business in the ordinary course consistent with past practice (including, without limitation, ordering and purchasing Inventory and making store location, sales and marketing expenditures each in the ordinary course of business); (ii) use commercially reasonable efforts to maintain and preserve intact the present business organization and to maintain and preserve the relationships and goodwill of Seller and the Business; (iii) use commercially reasonable efforts to retain the services of its present officers and employees, and (iv) continue to make capital expenditures (in amounts, timing and use of proceeds) consistent with Seller’s capital expenditures budget and maintain the assets and properties of the Business in good condition and repair. Without in any way limiting any of the foregoing, and except as expressly contemplated by the terms of this Agreement or the other Transaction Documents and except as Buyer may otherwise approve in writing, Seller shall not (and Shareholder shall and shall cause Seller not to):

(a) sell, assign, transfer, mortgage, lease, license, abandon, permit to lapse, encumber or otherwise dispose of any assets or release or waive any claim, except for sales of Inventory in the ordinary course of business and consistent with past practices;

(b) compromise or otherwise settle or adjust any assertion or claim of a deficiency in Taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any Taxing Authority or file any pleading in court in any Tax litigation or any appeal from an asserted deficiency, or file or amend any Tax Return, or make any Tax election that is inconsistent with Seller’s current tax election practices, change or make any Tax elections or its Tax or accounting policies and procedures or any method or period of accounting unless required by GAAP, the Code, or any other statutory or financial accounting principles or a Governmental Entity, fail to file all Tax Returns required to be filed with any Taxing Authority in accordance with Legal Requirements, or fail to timely pay all Taxes due and payable whether or not shown in the respective Tax Returns that are so filed;

(c) grant any general or uniform increase in the rate of pay to Business Employees or employee benefits;

(d) adopt or enter into any new employment agreement with any Business Employee or other Employee Benefit Plan or arrangement or amend or modify any employment agreement or Employee Benefit Plan or arrangement of any such type except to comply with Legal Requirements;

(e) enter into or amend any collective bargaining agreement, or recognize any union or other labor organization as being entitled to represent any Business Employee;

(f) except with respect to Excluded Liabilities, settle any material claim, action or proceeding involving any material Liability for monetary Damages or enter into any settlement agreement containing material obligations;

(g) incur any Debt other than Debt that shall be repaid in full on or prior to Closing as contemplated by Section 2.3;

(h) enter into any new line of business;

(i) amend, modify, or terminate any Acquired Contract or enter into any agreement or contract that would be required to be a Scheduled Contract;

(j) take any action that would or could reasonably be expected to: (i) adversely affect the ability of Buyer or Seller to obtain any necessary approval of any Governmental Entity or other Person required for the Transaction; (ii) adversely affect Seller’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the performance of Buyer’s or Seller’s obligations hereunder not being satisfied;

(k) engage in any material transaction or incur any material obligation not in the ordinary course of business consistent with past practice;

(l) deviate from past practice in the ordinary course of business with respect to ordering or maintenance of Inventory; or

(m) agree or make any commitment to take any actions prohibited by this Section 6.1.

6.2 Inventory and Sales Practices Prior to Closing. Between the date hereof and the Closing Date, Seller agrees that it shall continue to ship and sell the products and other items sold by Seller or the Business in the ordinary course of business consistent with shipment and sales prior to the date hereof and, in particular, Seller shall not: (a) stop or slow shipping of product or other item sold by Seller or the Business; (b) “load” sales of product or other items sold by Seller or the Business; (c) encourage or require customers to “buy in” any product or other item sold by Seller or the Business, or (d) take any similar actions outside the ordinary course or inconsistent with Seller’s past practice that would reasonably be expected to adversely impact Buyer’s anticipated sales of any product or other item following the Closing.

6.3 Exclusivity. From and after the date hereof, neither Shareholder nor Seller will, directly or indirectly: initiate, solicit or knowingly encourage (including, without limitation, by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Alternative Transaction (as defined below); negotiate or have any discussions with any Person in furtherance of such inquiries in respect of an Alternative Transaction; agree to or endorse any Alternative Transaction; approve, recommend, execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange or issuance agreement, option agreement, or other similar agreement related to any Alternative Transaction; or, agree to do any of the foregoing, or authorize any of its Representatives to take any such action, and will direct its Representatives not to take any such action, and Seller will notify Buyer of all of the relevant details relating to all inquiries and proposals that it may receive relating to any of such matters. For purposes of this Agreement, “Alternative Transaction” means any of the following involving Seller, the Acquired Assets or the Business, on the one hand, and any Person (other than Buyer or any of its Affiliates), on the other hand: any merger, consolidation, share exchange or other business combination; a sale, lease, license, exchange, mortgage, pledge, transfer or other disposition of any Acquired Assets other than in the ordinary course of business; a sale of shares of Seller (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing, the right to acquire shares). In furtherance and not in limitation of the foregoing, Shareholder and Seller shall, and shall cause their Representatives to: (i) immediately cease and terminate all communications, discussions or negotiations with any other bidder or prospective acquirer (including, without limitation, any Representatives, advisors or financing sources of or to any of such other bidders or prospective acquirers, in their capacity as such) of the Acquired Assets or the Business (collectively, the “Other Bidders”); (ii) immediately terminate access by such Other Bidders to any due diligence materials (including, without limitation, electronic or online data rooms), and the management personnel and facilities of the Business; and (iii) within three (3) days following the date hereof, request the return or destruction of all Confidential Information provided to any of such Other Bidders.

6.4 Access. Seller will: (i) afford, upon reasonable notice, to Buyer and its Representatives reasonable access during normal Business hours to the Business, the Acquired Assets and Seller’s offices, store locations, distribution centers, warehouses, properties, customers, suppliers, employees, operations, properties, books, files and other Records; (ii) furnish to Buyer and its Representatives such additional financial and operating data and other information and Records regarding the Business (or copies thereof) as Buyer may from time to time reasonably request; and (iii) will reasonably cooperate with Buyer to enable Buyer and its Representatives to make an examination of the financial statements, Business, the Acquired Assets and Assumed Liabilities, and other assets and Liabilities of Seller and its Affiliates related to the Business. Without limiting the foregoing, Seller hereby agrees to provide to Buyer on or immediately prior to the Closing Date, or the extent not reasonably practicable, promptly following the Closing Date, information relating to: (i) compensation that Seller has paid or will pay in the current year through the Closing Date to each of the Hired Employees; and (ii) all Taxes paid or remitted (or to be paid or remitted) to the Taxing Authority by Seller and each of its employees, as applicable, under the Federal Unemployment Tax Act and the Federal Insurance Contributions Act that are attributable to the compensation referenced in clause (i). Seller and Buyer further agree that they will utilize, or cause their respective Affiliates to utilize, the standard procedure set forth in IRS Revenue Procedure 2004-53 with respect to wage reporting relating to the foregoing.

6.5 Notifications. Between the date hereof and the Closing Date, Seller and Shareholder shall disclose to Buyer in writing in reasonable detail (in the form of updated schedules) any fact or event that, to Seller’s Knowledge, would cause or constitute a breach of the representations, warranties or covenants in this Agreement made by Seller or Shareholder, in each case promptly upon discovery thereof, but in no event later than five (5) days prior to Closing. No delivery by Seller or Shareholder of any notice pursuant to this Section 6.5 prior to the Closing shall limit or otherwise restrict Buyer’s right to terminate this Agreement, if any, pursuant to Article IX. The delivery of any such notice shall not cure any breach that otherwise might have existed hereunder, and Buyer shall retain any claim against Seller or Shareholder for any such breach in accordance with, and subject to the terms and conditions of, this Agreement.

6.6 Bulk Sales Waiver. The parties hereby waive compliance with any applicable bulk sales laws, including Wash. Rev. Code § 82.32.140 and Idaho Code § 63-3628, in connection with the Transaction.

6.7 Prepayment of Rent. Prior to the Closing Date, Seller will make all rental and other payments due under each of the Real Property Leases through January 31, 2013 in accordance with the Real Property Leases. Such amounts shall be treated as prepaid rent and shall be included as current assets of Seller for purposes of calculating Closing Net Working Capital and Final Net Working Capital.

ARTICLE VII.

COVENANTS

7.1 Further Assurances. Buyer, Seller and Shareholder will take such further actions (including, without limitation, the execution and delivery of such further instruments and documents) as the other parties may reasonably request to carry out the purposes of this Agreement.

7.2 Litigation Support.

(a) From and after the Closing, in the event that and for so long as Buyer is actively prosecuting, asserting, contesting or defending any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction arising on or prior to the Closing Date involving Seller or the Business, Seller and Shareholder will reasonably cooperate with Buyer and provide Buyer with reasonable access to their personnel and documents as are necessary in connection with such prosecution, assertion, contest or defense, and, except as otherwise provided under Article VIII, all at the sole cost and expense of Buyer.

(b) From and after the Closing, in the event that and for so long as Seller or Shareholder is actively prosecuting, asserting, contesting or defending any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction arising on or prior to the Closing Date involving Buyer or the Business, Buyer and Parent will reasonably cooperate with Seller and provide Seller with reasonable access to their personnel and documents as are necessary in connection with such prosecution, assertion, contest or defense, and, except as otherwise provided under Article VIII, all at the sole cost and expense of Seller.

7.3 Confidentiality. From and after the Closing, Seller and Shareholder will, and will cause their respective Affiliates to, treat and hold as confidential all of the Confidential Information, and shall refrain from using any of the Confidential Information in any manner inconsistent with Section 7.4. In the event that either Seller or Shareholder is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any Confidential Information, such Person will notify Buyer promptly in writing of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 7.3. If, in the absence of a protective order or the receipt of a waiver hereunder, either Seller or Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Person will use its best efforts to obtain an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer requests.

7.4 Non-Competition / Non-Solicitation. For a period of five (5) years from and after the Closing Date:

(a) Seller and Shareholder shall not and they shall cause their respective Affiliates not to, directly or indirectly, solicit or cause to be solicited the employment of, or employ, any Person, who is an employee of Seller as of the Closing Date and, on or within one-hundred and twenty (120) days of the date of such solicitation, was a Hired Employee; provided, however, that the foregoing restrictions on solicitation (but not employment) shall not apply to any solicitation directed at the public in general, in publications available to the public in general;

(b) Seller and Shareholder shall not and they shall cause their respective Affiliates (if applicable) not to, directly or indirectly, (i) engage in or carry on any activities substantially similar to the Business or (ii) solicit any Person who is a current client, customer or supplier of or to Seller or the Business for purposes of providing any products or services of a type substantially similar to those provided by Seller;

(c) neither Seller nor Shareholder will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of or Governmental Entity with jurisdiction over Seller from maintaining the same business and regulatory relationships with Buyer and the Business after the Closing as it maintained with Seller and the Business prior to the Closing; and

(d) Seller and Shareholder will refer all customer, supplier, regulatory and similar inquiries relating to the Business to Buyer.

Each of Seller and Shareholder (on behalf of itself and its Affiliates) acknowledges and agrees that, following the Closing, Buyer shall, in the event of any breach or threatened breach by a Seller or Shareholder or any of their respective Affiliates of any covenant or obligation set forth in this Section 7.4, be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Section 7.4 and to specifically enforce the terms and provisions of this Section 7.4 to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Seller and Shareholder and their respective Affiliates under this Section 7.4, in each case without being required to provide any bond or other security in connection with such injunction or injunctions.

7.5 Employment Matters.

(a) Hired Employees. Effective as of the Closing, Buyer will make offers of employment to those Business Employees which it shall select and on such terms and conditions as Buyer determines, in its sole discretion, including that each such offer is subject to Buyer’s customary pre-employment/post-offer procedures and qualifications. Nothing in this Agreement will constitute an agreement by Buyer to assume or be bound by any previous or existing employment agreement or arrangement between Seller and any of its employees, or a guaranty that any Person that accepts employment with Buyer will be entitled to remain in the employment of Buyer for a specified period of time. Buyer will have no Liability with respect to any employee who does not become employed by Buyer. Seller will bear all Liability with respect to the federal Workers Adjustment and Retraining Notification Act and similar state laws (the “WARN Act”) to the extent applicable to the Transaction. Each of Seller’s employees who becomes employed by Buyer shall be a “Hired Employee”. Notwithstanding the foregoing, Buyer shall hire sufficient Business Employees in order to ensure that no WARN Act notice is required to be given with respect to the Transaction as contemplated herein.

(b) Post-Closing Benefits. Effective as of the Closing, each Hired Employee shall cease participation in the Employee Benefit Plans, and Buyer shall provide, or cause to be provided, to each Hired Employee a level of employee benefits that is no less favorable in the aggregate than the employee benefits provided to similarly situated existing employees of Buyer; provided, however, that nothing herein shall preclude Buyer or its ERISA Affiliates from altering, amending or terminating any of its Employee Benefit Plans, or the participation of any of their employees in such plans, at any time.

(c) Prior Service Credit. Each Hired Employee shall be given credit for his or her years of service with Seller and its ERISA Affiliates prior to the Closing for purposes of determining eligibility, vesting and the accrual of vacation and paid time off (but not other forms of benefit accrual) under each of Buyer’s Employee Benefit Plans, programs and policies covering such Hired Employees.

(d) Payment of Accrued Bonuses. On or prior to March 31, 2013, Buyer shall pay bonuses for the calendar year 2012 to the Hired Employees who are then employed by Buyer consistent with Seller’s past practice of paying year-end bonuses in at least an aggregate amount to be included on the Final Net Working Capital for accrued bonuses.

(e) No Third Party Beneficiaries. The provisions of this Section 7.5 are solely for the benefit of the parties hereto, and no provision of this Section 7.5, express or implied, is intended or shall be construed to create any third party beneficiary or other rights in any current or former employees of the Seller (including any dependent or beneficiary thereof) or any Hired Employee in respect of the terms and conditions of employment with, or any benefits that may be provided by, Buyer or any of its ERISA Affiliates. Nothing herein shall be construed as an amendment to any Employee Benefit Plan of Buyer, Seller or any of their ERISA Affiliates for any purpose.

7.6 Domain Name Assignment. Within five Business Days after the Closing Date, Seller will assist Buyer with the transfer to Buyer of all internet domain names that are Acquired Assets. Seller and Shareholder will cease using such internet domain names immediately after the Closing.

7.7 Continued Existence; Excluded Liabilities. Seller shall, and Shareholder shall cause Seller to, remain validly existing as a Washington corporation for not less than two (2) years following the Closing. Seller and Shareholder will timely pay and fulfill all obligations under all Excluded Liabilities (except to the extent Seller or Shareholder contests such Excluded Liabilities in good faith by appropriate proceedings).

7.8 Assignment of Acquired Contracts.

(a) Prior to the Closing, Seller and Buyer shall use commercially reasonable efforts to cause, and to obtain consent to assignment for, each of the Acquired Contracts to be assigned to Buyer or its designated Affiliate (it being agreed that nothing herein shall affect the provisions of Section 5.1(d)).

(b) To the extent not obtained prior to Closing, (i) Seller and Buyer shall (and Shareholder shall cause Seller to) use commercially reasonable efforts to obtain consent to assignment for each of the Acquired Contracts from the Closing until the earlier of the receipt of such consent or the expiration of such contract, exclusive of any renewals or extensions; (ii) Seller shall (and Shareholder shall cause Seller to), to the extent permitted by such contract and Legal Requirements, provide to Buyer the benefits of such Acquired Contract (including, without limitation, the right to enforce for the benefit of Buyer any and all rights of Seller or any Affiliate of any Seller against a third party thereunder) for the period provided in clause (i) above and (iii) subject to the foregoing limitations, Buyer and Seller will cooperate with each other in any lawful and contractually permitted arrangements designed to provide to Buyer such benefits and obligations of the Acquired Contract for the period provided in clause (i) above; provided, however, that any actions taken pursuant to this Section 7.8(b) shall not involve any out-of-pocket payments by (x) Buyer or any of its Affiliates other than commercially reasonable expenses and otherwise as specifically and expressly provided by the terms of any contract related to an Acquired Contract entered into prior to the Closing Date, or (y) Seller or any of its Affiliates other than commercially reasonable expenses and otherwise as specifically and expressly provided by the terms of any contract related to an Acquired Asset. In connection with any such arrangements, Buyer and Seller will each abide by the terms and conditions set forth in the applicable Acquired Contract and, subject to the arrangement contemplated by this Section 7.8(b), will reimburse each other for payments made to or received from counterparties on behalf of each other pursuant to the terms of the applicable Acquired Contract, will reasonably act to provide that the other party is put in the same economic position with respect to the Acquired Contract as if the relevant consent or other action had been obtained at the Closing. Once a consent or other action for the sale, assignment, assumption, transfer, conveyance, and delivery of an Acquired Contract is obtained or taken, Seller will promptly assign, transfer, convey, and deliver, or cause to be assigned, transferred, conveyed, and delivered, such Acquired Contract to Buyer, and subject to Sections 2.2 and 7.7, Buyer will assume all executory Liabilities arising or to be performed after the Closing under such Acquired Contract as in existence on the date of such assignment, transfer, conveyance or delivery pursuant to such instruments as Buyer and Seller deem reasonably necessary to effect such transfer and assumption (which Buyer and Seller will jointly prepare, execute, and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

7.9 Excluded Assets. Seller will remove all Excluded Assets from the Leased Real Property as promptly as practicable following the Closing. From and after the Closing, Seller and Shareholder will at Buyer’s request enforce (a) any confidentiality, non-disclosure, non-solicitation or similar agreements with any third party that relate to the Acquired Assets, the Assumed Liabilities or the Business and are not assigned to Buyer at the Closing, including, without limitation, the right to specifically enforce the terms and provisions of such agreements to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any third parties under such agreements, and (b) any warranties related to the Acquired Assets in favor of Seller under construction contracts that are not being assigned to Buyer at the Closing. In the case of each of clauses (a) and (b) of the preceding sentence, Buyer shall bear any reasonable out-of-pocket costs associated with such enforcement and shall be entitled to retain any monetary recovery in connection therewith.

7.10 Consents; Regulatory Filings. Each party hereto shall use commercially reasonable efforts to obtain all licenses, permits, approvals, consents, qualifications and orders of Governmental Entities and other third parties that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Documents (including, without limitation, the permits, approvals and consents set forth on Schedule 5.1(d)), and will cooperate fully with each other in promptly seeking to obtain all such permits, authorizations, consents, orders and approvals.

7.11 Books and Records; Access. From and after the Closing, Seller may retain one electronic copy and one physical copy of all books and records of Seller constituting the Acquired Assets, it being understood that all such information may be used only in a manner consistent with Section 7.4 and any such information that is Confidential Information will be subject to the obligations of Section 7.3. From and after the Closing, Buyer will hold all of the books and records of Seller constituting Acquired Assets in accordance with Buyer’s retention policies in effect from time to time; provided, that Buyer will maintain such books and records for at least 90 days after Closing to facilitate Seller’s copying of the same. From and after the Closing, Buyer will afford Seller and its accountants and counsel, during normal business hours, upon reasonable request, reasonable access to such books and records and the ability to make, at Seller’s expense, one electronic copy and one physical copy of such information if such copies have not been made prior to the Closing.

7.12 Unreleased Guarantees. Buyer will use reasonable efforts to cause each guarantee set forth on Schedule 7.12 (each, an “Unreleased Guarantee”) to be released as soon as reasonably practicable following the Closing. With respect to each Unreleased Guarantee, from and after the Closing, for so long as such Unreleased Guarantee remains outstanding, Buyer will comply with all applicable obligations under the relevant Real Property Lease.

7.13 Net Worth. Buyer will satisfy all “net worth”, “net tangible worth” or similar requirements in the Real Property Leases set forth on Schedule 7.13, including any requirement of Seller or Buyer to satisfy the landlords under such Real Property Leases of the same. Buyer shall not be entitled to assert any condition to Closing, right to terminate this Agreement or right to indemnification under this Agreement if and to the extent that such condition or right arises or results from a breach of this Section 7.13.

7.14 Insurance Tail. Seller or Shareholder shall use commercially reasonable efforts to purchase, effective as of the Closing, a “tail” or “runoff” insurance program with respect to Seller’s “claims-made” Insurance Policies for a period of not less than three (3) years following the Closing Date covering wrongful acts and/or omissions committed or allegedly committed at or prior to the Closing Date (such coverage shall be in all respects comparable to Seller’s existing claims-made insurance coverage).

7.15 Agreement Regarding Hazel Dell Construction Costs. Notwithstanding Buyer’s assumption pursuant to this Agreement of any contracts or other Liabilities in respect of the current construction of tenant improvements at the Hazel Dell, Washington store location (the “Hazel Dell Construction Project”), the parties agree as follows: (a) Buyer shall reimburse Seller for all reasonable out-of-pocket costs paid by Seller prior to Closing in connection with the Hazel Dell Construction Project within five (5) Business Days following submission to Buyer of reasonable documentation and information regarding such costs, (b) any accrued but unpaid costs in connection with the Hazel Dell Construction Project at Closing shall be included as current liabilities of Seller for purposes of calculating Closing Net Working Capital and Final Net Working Capital solely in the amount such costs were taken into account in determining the Target Net Working Capital, and (c) in no event shall Buyer’s liability in respect of costs for the Hazel Dell Construction Project (including any amount described in clauses (a) and (b), and any amounts paid by or on behalf of Buyer following the Closing) exceed $450,000, and Seller shall reimburse Buyer for all reasonable out-of-pocket costs in excess of $450,000 within five (5) Business Days of submission to Seller of reasonable documentation and information regarding such costs.

7.16 Communications with Customers. Following the date hereof, Seller and Buyer shall coordinate regarding all written communications to Seller’s customers (whether by e-mail, mail or otherwise) regarding the Transaction. In addition and not in limitation to any other restrictions contained herein, neither Seller nor Shareholder shall, directly or indirectly, (a) mail, issue, post or otherwise distribute any communications to Seller’s customers regarding the Transaction or Buyer, or (b) make any changes or other revisions to Seller’s website, privacy policies or other terms and conditions of sale, except, in each case, as may otherwise be approved by Buyer in advance (which approval may be granted or withheld in Buyer’s sole discretion).

ARTICLE VIII.

SURVIVAL AND INDEMNIFICATION

8.1 Survival.

(a) All covenants, representations and warranties of Seller and Shareholder shall survive Closing and shall continue and be limited as follows:

(i) the representations and warranties set forth in Section 3.1 (Organization, Power and Authorization), Section 3.2 (Binding Effect and Noncontravention), Section 3.3 (Brokers), Section 3.4 (Capitalization) and Section 3.9 (Title to Assets) (collectively, the “Fundamental Representations”) shall survive indefinitely;

(ii) the representations and warranties set forth in Section 3.11 (Tax Matters) shall survive for a period of time equal to the statute of limitations applicable to such matter plus an additional sixty (60) days;

(iii) the representations and warranties set forth in Section 3.12 (Environmental Matters) and Section 3.16 (Employee Benefits) shall survive for a period of time equal to the statute of limitations applicable to such matter plus an additional sixty (60) days;

(iv) all other representations and warranties and the covenants to be performed or complied with prior to Closing shall survive Closing for a period of eighteen (18) months; and

(v) all other covenants shall survive Closing indefinitely or for such lesser period of time as may be specified herein.

(b) All covenants, representations and warranties of Buyer shall survive Closing indefinitely or for such lesser period of time as may be specified herein.

(c) Notwithstanding anything herein contained to the contrary, there shall be no time limitations on breaches of covenants, representations or warranties where the basis of the claim is intentional misrepresentation or fraud.

8.2 Indemnification Obligations of Seller and Shareholder. From and after the Closing, Shareholder and Seller shall, jointly and severally, indemnify and hold harmless Buyer and its Affiliates, without duplication, from and against any Damages that Buyer or any of its Affiliates incur as a result of, arising out of or related to: (a) the breach or inaccuracy of any of the representations and warranties made by Shareholder or Seller in this Agreement or any other Transaction Document; (b) the breach of any covenant made by Shareholder or Seller in this Agreement or any other Transaction Document (including, without limitation, any payment of any adjustment to the Closing Purchase Price pursuant to Section 2.3(b)); and (c) notwithstanding anything to the contrary in any other Transaction Document (including, without limitation, any consent or assignment agreement relating to the assignment of the Real Property Leases), any Liability of Shareholder or Seller that is not an Assumed Liability, including, without limitation, the Excluded Liabilities.

8.3 Indemnification Obligations of Buyer. From and after the Closing, Buyer shall indemnify and hold harmless Shareholder, Seller and their respective Affiliates, without duplication, from and against any Damages that Shareholder or Seller (or, solely for purposes of any breach of Section 7.12, any other guarantor under an Unreleased Guarantee) incur as a result of, arising out of or related to: (a) the breach or inaccuracy of any of the representations and warranties made by Buyer in this Agreement or any other Transaction Document (including, without limitation, any payment of any adjustment to the Closing Purchase Price pursuant to Section 2.3(b)); (b) the breach of any covenant made by Buyer in this Agreement or any other Transaction Document; (c) the Assumed Liabilities; and (d) the ownership or use of the Acquired Assets after the Closing.

8.4 Limitations on Indemnification; Etc.

(a) With respect to any claims for indemnification under Section 8.2(a) other than as a result of the breach or inaccuracy of any of the Fundamental Representations or the representations and warranties under Section 3.11 (Tax Matters), neither Seller nor Shareholder will have any Liability for indemnification for such claims (the “Nonfundamental Claims”), until the aggregate of all Damages related to the Nonfundamental Claims exceeds $300,000, in which case Seller and Shareholder shall, jointly and severally, have Liability for indemnification, and Buyer shall be entitled to indemnification, for all amounts claimed in excess of the threshold amount, up to a maximum aggregate amount for all Nonfundamental Claims equal to the Escrow Amount.

(b) None of the limitations contained in Section 8.4(a) shall apply to or in any manner limit or restrict the Liability of Seller or Shareholder for: (i) any claims for indemnification under Section 8.2(a) as a result of the breach or inaccuracy of any of the Fundamental Representations or the representations and warranties in Section 3.11 (Tax Matters), (ii) any claim for Damages as a result of intentional misrepresentation or fraud by Seller or Shareholder, or (iii) any claims for indemnification under Sections 8.2(b) or 8.2(c) of this Agreement. Notwithstanding the foregoing, the maximum aggregate Liability of Seller and Shareholder for indemnification for all breaches or inaccuracies of the representations and warranties under Article III (other than Section 3.11) shall be $50,000,000. For the avoidance of doubt, none of the limitations contained in the preceding sentence shall apply to or in any manner limit or restrict the Liability of Seller or Shareholder for any claims other than breaches or inaccuracies of the representations and warranties under Article III, including, without limitation, any claims for indemnification under Sections 8.2(b) or 8.2(c) of this Agreement.

(c) For the purposes of this Article VIII, including the determination of any breach of any representation or warranty or the amount of Damages to which Buyer may be entitled to indemnification as a result thereof, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification or exception contained in or otherwise applicable to such representation or warranty.

(d) For so long as any amounts remain in the Escrow Account, any and all indemnification amounts to be paid by Seller or Shareholder pursuant to this Article VIII shall be first satisfied by amounts available in the Escrow Account and paid pursuant to the terms of the Escrow Agreement. For the avoidance of doubt, in no event shall the amounts remaining in the Escrow Account in manner limit or restrict the obligations of Seller or Shareholder under this Article VIII.

8.5 Direct Claims.

(a) Any claim for indemnification under this Article VIII (other than third-party claims pursuant to Section 8.6) must be asserted by providing written notice to the Indemnifying Party (an “Indemnification Claim”) specifying the factual basis of the claim in reasonable detail (including, without limitation, all reasonably related backup information evidencing such claim) to the extent then known by the Person asserting the claim. Failure to deliver notice in accordance with this Section 8.5(a) shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder, except to the extent the Indemnifying Party can demonstrate that it was actually prejudiced by the Indemnified Party’s failure to deliver such notice.

(b) If the Indemnifying Party disputes any claims set forth in an Indemnification Claim, the Indemnifying Party may, within thirty (30) days after delivery of such Indemnification Claim, deliver a written notice to the Indemnified Party setting forth the Indemnifying Party’s objection thereto and specifying in reasonable detail those claims or amounts the Indemnifying Party disputes and the Indemnifying Party shall be deemed to have admitted all other claims and amounts contained in such Indemnification Claim. If the Indemnifying Party does not timely deliver such notice, the Indemnifying Party shall be deemed to have admitted all claims set forth in the Indemnification Claim and the Indemnified Party shall be entitled to recover promptly the Damages specified in the Indemnification Claim (subject to the limitations set forth in Section 8.4).

(c) If the Indemnifying Party timely delivers a dispute notice pursuant to Section 8.5(b), the Indemnifying Party and the Indemnified Party shall, during the thirty (30) days following such delivery, negotiate in good faith to reach agreement on the disputed claims or amounts. If the Indemnifying Party and the Indemnified Party resolve all disputes, such resolution shall be conclusive and binding on the parties hereto. If the Indemnifying Party and the Indemnified Party cannot reach agreement within such thirty (30) day period (or such longer period as they may mutually agree in writing), then the Indemnifying Party may seek judicial recourse in a court of competent jurisdiction (pursuant to Section 11.6).

(d) In connection with the resolution of any dispute, each of the Indemnifying Party and the Indemnified Party shall pay its own legal and accounting fees.

8.6 Third Party Claims.

(a) Notice. If any third party notifies any Indemnified Party of any matter that may give rise to a claim by such Indemnified Party for indemnification pursuant to Section 8.2 or Section 8.3 (a “Third Party Claim”), such Indemnified Party will give the Indemnifying Party from whom indemnification is sought written notice of such Indemnified Party’s claim for indemnification within a reasonable period after the Indemnified Party receives written notice of such Third Party Claim; provided, however, that the failure of any Indemnified Party to give timely notice will not affect any rights to indemnification hereunder except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure.

(b) Control of Defense. An Indemnifying Party, at its option, may defend the Indemnified Party against any Third Party Claim so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party for the Damages the Indemnified Party may suffer as a result of such Third Party Claim; (ii) the Third Party Claim does not involve Environmental Laws; (iii) the Third Party Claim involves only monetary Damages and does not seek an injunction or other equitable relief; (iv) the Indemnifying Party is not a party to the Third Party Claim such that the Indemnified Party determines in good faith that joint representation would be inappropriate; and (v) the Indemnifying Party diligently defends the Third Party Claim. If the Indemnifying Party defends against the Third Party Claim, the Indemnified Party may participate in the defense and employ counsel of its choice for such purpose; provided, that such employment will be at the Indemnified Party’s own expense.

(c) Settlement. So long as the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 8.6(b), the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which will not be unreasonably withheld). In addition, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld).

8.7 Characterization of Indemnity Payments. Unless otherwise required by any Legal Requirements, the parties agree that any indemnification payments made pursuant to this Agreement will be treated for all Tax purposes as an adjustment to the Purchase Price, and no party shall take any position inconsistent with such characterization.

8.8 Other Indemnification Matters. The right to indemnification, payment of Damages or other remedy pursuant to this Article VIII will not be affected by the Indemnified Party’s investigation with respect to, or any knowledge acquired (or capable of having been acquired) about, the accuracy or inaccuracy of or compliance with, any representation, warranty, agreement, covenant or obligation under this Agreement or any other Transaction Documents. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant, agreement or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representation, warranty, covenant, agreement or obligation.

ARTICLE IX.

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing, upon the occurrence of any of the following:

(a) by mutual agreement of Seller, Shareholder and Buyer, in writing;

(b) by Seller or Shareholder, if:

(i) Buyer has breached any representation, warranty, agreement or obligation contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.2, and which breach cannot be cured on or prior to the Outside Date; or

(ii) the Transaction has not been consummated on or before the Outside Date; provided, however, neither Seller nor Shareholder will be entitled to terminate this Agreement pursuant to this Section 9.1(b)(ii) if Seller’s or Shareholder’s breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated by the Outside Date; or

(iii) there is any Legal Requirement restraining, enjoining or otherwise prohibiting the Transactions that shall have become final and nonappealable.

(c)	or by Buyer, if:

(i) Seller or Shareholder has breached any representation, warranty, agreement or obligation contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 5.1, and which breach cannot be cured on or prior to the Outside Date;

(ii) the Transaction has not been consummated on or before the Outside Date; provided, however, that Buyer will not be entitled to terminate this Agreement pursuant to this Section 9.1(c)(ii) if Buyer’s breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing to be consummated by the Outside Date; or

(iii) there is any Legal Requirement restraining, enjoining or otherwise prohibiting the Transactions that shall have become final and nonappealable.

9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith be terminated and there shall be no Liability on the part of any party hereto except under the terms of the Confidentiality Agreement. Notwithstanding the foregoing, any party hereto shall be entitled to seek an injunction or injunctions to prevent a breach of, or specific performance to enforce specifically the provisions of, any covenant of any other party contained in this Agreement. Nothing in this Section 9.2 shall relieve Buyer, Seller or Shareholder of any Liability for willful breach of its covenants, agreements or other obligations contained in this Agreement prior to the date of valid termination.

ARTICLE X.

TAX MATTERS

10.1 Covenant Regarding Tax Matters. Shareholder and Seller shall be solely responsible for the preparation and timely filing of all Tax Returns in respect of the Acquired Assets or the Business for periods ending on or prior to the Closing Date and shall timely pay all Taxes due with respect to such Tax Returns, which Taxes shall constitute Excluded Taxes. Buyer shall be responsible for the preparation and timely filing of all Tax Returns in respect of the Acquired Assets or the Business (excluding, for the avoidance of doubt, Seller’s income, franchise or other similar Tax Returns that Seller or its Affiliates are required to file under applicable Legal Requirements) that relate to a taxable period beginning before and ending after the Closing Date (“Straddle Period”) and shall timely pay all Taxes due with respect to such Tax Returns; provided, however, that Seller shall remit to Buyer an amount equal to its share of the Taxes prorated in accordance with Section 10.2 of this Agreement (which Taxes shall constitute Excluded Taxes) at least seven days prior to the due date for the Straddle Period Tax Return to which such Taxes relate.

10.2 Prorations. Taxes relating to the Acquired Assets or the Business that are attributable to a Straddle Period shall be prorated between Seller and Buyer as of the Closing Date in the manner set forth herein. Taxes other than Property Taxes (excluding Transfer Taxes referenced in Section 10.5, which shall be prorated in accordance therewith) imposed with respect to the Business or Acquired Assets shall be determined based on an interim closing of the books as of the close of business on the Closing Date. All real, personal and intangible property Taxes (“Property Taxes”) attributable to the period preceding the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period. Any exemption, deduction or credit to be offset against a Tax that relates to a Straddle Period that is calculated on an annual basis shall be prorated based on the fraction set forth in the immediately preceding sentence. Proration of Taxes that are undetermined as of the Closing Date (x) shall be based on the most recently available Tax rate and valuation, giving effect to applicable exemptions, change in valuation, and similar items, whether or not officially certified to the appropriate Taxing Authority as of the Closing Date, (y) shall use a 366-day year and (z) if any Tax proration is based upon an estimate at Closing, a post-Closing adjustment shall be made by cash settlement between Seller and Buyer within 30 days after receipt of the actual expense invoices or Tax bill, which adjustment obligation shall survive the Closing.

10.3 Cooperation on Tax Matters. Buyer, Seller and Shareholder shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing and preparation of Tax Returns pursuant to this Article X and any proceeding related thereto. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

10.4 Tax Contests. The procedures set forth in this Section 10.4 rather than Section 8.5 shall govern the contest or resolution of any claim, audit, investigation or proceeding relating to Taxes (a “Tax Proceeding”). If an Indemnified Party receives notice of a Tax Proceeding, which, if successful, might result in an indemnity payment pursuant to Article XIII, the party receiving such notice shall promptly, and in any event within fifteen (15) days, notify the Indemnifying Party of such Tax Proceeding; provided, however, that the failure by an Indemnified Party to provide timely notification shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is materially prejudiced thereby in defending such Tax Proceeding. Seller shall control all Tax Proceedings related to Excluded Taxes (other than Excluded Taxes relating to a Straddle Period) and shall have the right to make all decisions in connection with such Tax Proceedings, including, without limitation, the decision to pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Taxing Authority, or to pay the Tax claimed, sue for a refund or contest the disputed Tax in any legally permissible manner; provided, however, that Seller shall not take any position with respect to any of the foregoing that would reasonably be expected to have an adverse effect on Buyer without consultation with and prior written consent of Buyer. In lieu of such consent, Buyer shall have the right to participate in such Tax Proceedings with counsel of its choosing and at its expense. Buyer shall control Tax Proceedings relating to Taxes imposed with respect to a Straddle Period and the Tax Returns related thereto; provided, however, that Seller, upon timely notification to Buyer, may elect to participate in such Tax Proceedings with counsel of its choosing and at its expense. In the event that Seller does not elect to participate in such Tax Proceedings, Buyer shall keep Seller apprised of all major developments with respect to such Tax Proceedings and shall not settle the claims or assessments that are the subject of such Tax Proceedings without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

10.5 Transfer Taxes. Except as otherwise provided in this Section 10.5, all transfer, documentary, excise, sales, use, gains, value-added, stamp, registration and other such Taxes, any conveyance fees, any recording charges and any other similar fees and charges (including, without limitation, any penalties and interest) incurred by Buyer or Seller in connection with this Agreement or the Transaction (“Transfer Taxes”) shall be paid one-half by Buyer and one-half by Seller, when due, and the parties shall cooperate in the filing of all necessary Tax Returns and other documentation with respect to Transfer Taxes. Notwithstanding the foregoing, the parties agree that responsibility for the following Transfer Taxes shall be borne by the parties as follows: (a) Seller shall be responsible for and shall timely pay all real estate Transfer Taxes and Washington business and occupation Taxes imposed with respect to the purchase and sale of the Acquired Assets pursuant to this Agreement and (b) Buyer shall be responsible for and shall timely pay all Transfer Taxes imposed by the State of Washington (excluding, for the avoidance of doubt, any Washington business and occupation Taxes, which shall be the responsibility of Seller pursuant to clause (a)) imposed with respect to the purchase and sale of the Acquired Assets pursuant to this Agreement and any Transfer Taxes imposed with respect to the transfer of title to any vehicles included in the Acquired Assets. On or within five (5) days after Closing, Buyer shall deliver to Seller (A) a valid Reseller’s Permit issued to Buyer by the Washington State Department of Revenue, (B) Idaho Form ST-101, Sales Tax Resale and Exemption Certificate executed by Buyer and (C) Uniform Sales and Use Tax Certificate – Multi-jurisdiction of the Multistate Tax Commission executed by Buyer and (D) any other documentation required for any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. If required by Legal Requirements, the parties shall, and shall cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. The parties agree that for Transfer Tax purposes, the value of the Acquired Assets shall be equal to the values assigned in the Allocation Schedule and all Tax Returns relating to Transfer Taxes shall be filed consistently with such allocation. Seller and Buyer will reasonably cooperate to determine and agree upon the applicable Transfer Taxes prior to the Closing Date.

10.6 Refunds. Notwithstanding anything to the contrary in this Agreement, any refund or credit, including, without limitation, any interest actually received with respect thereto, (a) relating to Excluded Taxes will be the property of Seller, and if received by Buyer, will be paid over to Seller within a reasonable time, and (b) relating to Taxes paid after the Closing Date will be the property of Buyer, and if received by Seller will be paid over to Buyer within a reasonable time. In the case of any refunds or credits attributable to Taxes prorated pursuant to Section 10.2 of this Agreement, such refunds or credits shall be allocated between Seller and Buyer in proportion to the amount of Tax paid by each party to which such refunds or credits relate.

ARTICLE XI.

MISCELLANEOUS

11.1 Public Announcements.

(a) Except as may otherwise be mutually agreed to by Shareholder, Seller and Buyer, the parties agree that no public release, announcement or other disclosure concerning this Agreement or the Transaction shall be issued or made by any such party, except as such release or announcement may be required by applicable Legal Requirements (including, without limitation, securities laws) or rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow such other party reasonable time to comment on such release or announcement in advance of such issuance. Without limiting the foregoing, Seller and Shareholder acknowledge that following execution of this Agreement, Parent shall issue a press release, hold an analysts call and make a filing with the United States Securities and Exchange Commission announcing the transaction and that this Agreement shall be included in such filing. Prior to any communication from Seller or Shareholder to any customer of the Business concerning the Transaction or Seller’s privacy policy or terms of use, Seller shall allow Buyer reasonable time to comment on such communication in advance of delivery.

(b) Nothing herein shall prevent any party from responding to direct inquiry regarding the Transaction received from any Governmental Entity. Further, each party will be permitted, after written notice and consultation with the other party, to correct any false or misleading information which may become public concerning the Transactions.

11.2 Transaction Expenses. Buyer, on the one hand, and Seller and Shareholder, on the other hand, will each bear their own costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with this Agreement and the Transaction.

11.3 Amendments. No amendment, modification or waiver of this Agreement will be effective unless made in writing and signed by the party to be bound thereby. No other course of dealing between or among any of the parties or any delay in exercising any rights pursuant to this Agreement will operate as a waiver of any rights of any party.

11.4 Successors and Assigns. All covenants and agreements set forth in this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties. No party may assign this Agreement nor any of its rights, interests or obligations hereunder without the prior written consent of the other parties; provided, however, that Buyer may assign any or all of its rights, interests and obligations hereunder: (i) to one or more of its Affiliates; (ii) for collateral security purposes to any lender providing financing to Buyer or any of its Affiliates and any such lender may exercise all of the rights and remedies of Buyer hereunder; and (iii) to any subsequent purchaser of Buyer, or any material portion of its assets (whether such sale is structured as a sale of equity, a sale of assets, a merger or otherwise); and, provided, further, that Seller may assign any or all of its rights, interests and obligations hereunder to Shareholder in connection with any winding-up or dissolution of Seller that occurs on or after the date that is nineteen (19) months following the Closing Date.

11.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict provision or rule (whether of such state or any other jurisdiction) that would cause the laws of any other jurisdiction to be applied.

11.6 Jurisdiction.

(a) Each party irrevocably and unconditionally agrees and consents to submit to the personal jurisdiction of the U.S. federal and state courts located in the State of Delaware (the “Courts”) for the purposes of any action or proceeding arising out of this Agreement or the Transaction. Each party irrevocably agrees to commence any action or proceeding arising out of this Agreement or the Transaction exclusively in the Courts. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address provided in or pursuant to Section 11.8 shall be effective service of process for any action or proceeding in the State of Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.6. Each party irrevocably and unconditionally waives any objection to the laying of venue of any proceeding arising out of this Agreement or the Transaction in the Courts, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such Court that any such action or proceeding brought in any such Court has been brought in an inconvenient forum.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6(b).

11.7 Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 11.6 in any such proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11.8. Service made in such manner, to the fullest extent permitted by applicable law, shall have the same legal force and effect as if served upon such party personally within the State of Delaware. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

11.8 Notices. All demands, notices, communications and reports provided for in this Agreement will be in writing and will be sent by electronic mail, facsimile with confirmation to the number specified below, personally delivered, sent by reputable overnight courier service (delivery charges prepaid), or sent by registered or certified mail (postage prepaid) to the address specified below, or at such address as the recipient party has specified by prior written notice to the sending party pursuant to the provisions of this Section 11.8.

If to Seller (prior to Closing):

Super Supplements, Inc.

750 South Michigan Street

Seattle, WA 98108

Attention: Jim Sweeney, President and CEO

Facsimile No.: (206) 767-0963

E-Mail: jims@supersup.com

with a copy to:

Dorsey & Whitney LLP

Columbia Center

701 Fifth Avenue, Suite 6100

Seattle, WA 98104-7043

Attention: Christopher L. Doerksen

Facsimile No.: (206) 260-9072

E-Mail: doerksen.christopher@dorsey.com

If to Shareholder or Seller (after Closing):

John Wurts, at the address confirmed by John Wurts in writing to Buyer concurrently herewith.

with copies to:

Lasher Holzapfel Sperry & Ebberson, PLLC

601 Union Street, Suite 2600

Attention: Karl A. Weiss

Facsimile No.: (206) 340-2563

E-Mail: weiss@lasher.com

Dorsey & Whitney LLP

Columbia Center

701 Fifth Avenue, Suite 6100

Seattle, WA 98104-7043

Attention: Christopher L. Doerksen

Facsimile No.: (206) 260-9072

E-Mail: doerksen.christopher@dorsey.com

If to Buyer or Parent:

Vitamin Shoppe Mariner, Inc.

2101 91st Street

New Bergen, New Jersey 07047

Attention: Anthony Truesdale

Facsimile No.: (201) 624-3835

E-Mail: ttruesdale@vitaminshoppe.com

with a copy to:

Vitamin Shoppe Mariner, Inc.

2101 91st Street

New Bergen, New Jersey 07047

Attention: Jean Frydman

Facsimile No.: (201) 624-3835

E-Mail: jean.frydman@vitaminshoppe.com

Latham & Watkins LLP

233 South Wacker Drive

Chicago, IL 60606

Attention: Thomas (Ted) E. Keim, Jr.

Facsimile No.: (312) 993-9767

E-Mail: ted.keim@lw.com

Any such demand, notice, communication or report will be deemed to have been given immediately pursuant to this Agreement when delivered personally or by electronic mail, when confirmed if by facsimile, on the second Business Day after deposit with a reputable overnight courier service, or on the fifth Business Day after being sent by registered or certified mail, as the case may be.

11.9 Schedules and Exhibits. The exhibits and schedules to this Agreement constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. The Disclosure Schedule includes references to the particular section of the Agreement that relates to each disclosure. Any disclosure which may be applicable to another section of this Agreement will be deemed to be made with respect to such other section only if reasonably apparent from the face of such disclosure, regardless of whether or not a specific cross reference is made thereto; provided, however, that no disclosure will be deemed adequate to disclose an exception to a representation or warranty unless the disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.

11.10 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed to be an original and all of which counterparts, taken together, will constitute but one and the same instrument. Delivery of an executed counterpart of this Agreement by facsimile or e-mail of a .pdf file will be equally as effective as delivery of an original executed counterpart of this Agreement.

11.11 No Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, no Person which is not a party will have any right or obligation pursuant to this Agreement.

11.12 Headings. The headings used in this Agreement are for the purpose of reference only and will not affect the meaning or interpretation of any provision of this Agreement.

11.13 Entire Agreement. This Agreement (including, without limitation, the exhibits and schedules referred to herein) along with the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement of the parties relating to the subject matter hereof, and all other prior understandings, whether written or oral are superseded by this Agreement, and all other prior understandings, and all related agreements and understandings are terminated.

11.14 Severability. In case any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement.

11.15 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.16 Exclusive Remedy.

(a) Buyer, Seller and Shareholder acknowledge and agree that, if the Closing occurs, the indemnification provisions of Article VIII, the provisions of Article X, the guarantee by Parent provided by Section 11.17 and the provisions of the Escrow Agreement shall be the sole and exclusive remedies of the parties hereto for any obligations or liabilities under this Agreement or any other Transaction Document; provided, however, that nothing contained in this Agreement or any other Transaction Document shall relieve or limit the Liability of any party from any Liability or Damages arising out of or resulting from such party’s intentional misrepresentation, fraud or willful misconduct in connection with the Transactions.

(b) Notwithstanding anything herein to the contrary, if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or in equity.

11.17 Guarantee by Parent. Parent hereby unconditionally, absolutely and irrevocably guarantees the prompt and full performance and payment of Buyer’s obligations (the “Buyer Obligations”). Seller may seek remedies directly from Parent with respect to the Buyer Obligations without first seeking or exhausting its remedies against Buyer. The Liability of Parent hereunder is in all cases subject to all defenses, setoffs or counterclaims available to Buyer to performance of the Buyer Obligations. Parent waives presentment, demand and any other notice with respect to any of the Buyer Obligations. The provisions of Sections 11.1, 11.3, 11.5, 11.6, 11.7 and 11.8 are hereby incorporated in this Section 11.17. Parent represents and warrants to Seller and Shareholder that it will benefit substantially from the Transaction. The guarantee provided by this Section 11.17 may be assigned by Parent only with the prior written consent of Seller and Shareholder, which consent shall not be unreasonably withheld.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER: VITAMIN SHOPPE MARINER, INC.		SELLER: SUPER SUPPLEMENTS, INC.

By:	/s/ Anthony N. Truesdale Name: Anthony N. Truesdale Title: CEO	By:	/s/ John Wurts Name: John Wurts Title: Owner

PARENT:		SHAREHOLDER:

VITAMIN SHOPPE, INC.

By:	/s/ Anthony N. Truesdale Name: Anthony N. Truesdale Title: CEO	/s/ John Wurts John Wurts

[Signature Page to Asset Purchase Agreement]